Exhibit 99.1

PRO FORMA VALUATION REPORT

BRADFORD BANCORP, INC.
Baltimore, Maryland

PROPOSED HOLDING COMPANY FOR:
BRADFORD BANK
Baltimore, Maryland

Dated As Of:

August 29, 2008

Prepared By:

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia  22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 29, 2008

Board of Directors

Bradford Bank, MHC

Bradford Bancorp, Inc.

Bradford Bank

6910 York Road

Baltimore, Maryland 21212

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”).  Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On March 16, 2007, as amended and restated on September 18, 2008, the respective Boards of Directors of Bradford Bank, Bradford Mid-Tier Company and Bradford Bank MHC (the “MHC”) adopted the plan of conversion.  Under the plan of conversion, Bradford Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Bradford Bancorp, Inc. (“Bradford Bancorp” or the “Company”), a newly formed Maryland corporation.  Following the conversion, the MHC and Bradford Mid-Tier Company will cease to exist.  Bradford Bancorp will offer 100% of its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a direct community offering and/or a syndicated community offering or underwritten public offering.  A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Bradford Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters

Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

At this time, no other activities are contemplated for the Company other than the ownership of Bradford Bank and redeployment of the proceeds that are retained by the Company.  In the future, Bradford Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction.  We believe that we are independent of the Company, Bradford Bank, the MHC and the other parties engaged by Bradford Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Bradford Bancorp, Bradford Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of Bradford Bancorp, Bradford Bank and the MHC that has included a review of audited financial information for the past five years through the year ended December 31, 2007and a review of various unaudited information and internal financial reports through June 30, 2008  We have also conducted due diligence related discussions with Bradford Bank’s management; Stegman & Company, Bradford Bancorp’s independent auditor; Kilpatrick Stockton LLP, Bradford Bancorp’s conversion counsel; and Sandler O’Neill & Partners, L.P. and Stern, Agee & Leach, Inc., Bradford Bancorp’s marketing advisors in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Bradford Bancorp operates and have assessed the Company’s relative strengths and weaknesses.  We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments

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on Bradford Bancorp and the industry as a whole to the extent we were aware of such matters.  We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of Bradford Bancorp.  We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates.  We have compared Bradford Bancorp’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Bradford Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of Bradford Bancorp.  The valuation considers Bradford Bancorp only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies.  Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone.  It is our understanding that Bradford Bancorp intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 29, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $25,000,000 at the midpoint, equal to 2,500,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $21,250,000 and a maximum value of $28,750,000.  Based on the $10.00 per

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share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,125,000 at the minimum and 2,875,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $33,062,500 without a resolicitation.  Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 3,306,250.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Bradford Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Bradford Bancorp as of June 30, 2008, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Bradford Bancorp, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The

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reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ Ronald S. Riggins

Ronald S. Riggins

President and Managing Director

/s/ Gregory E. Dunn

Gregory E. Dunn

Director

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RP® Financial, LC.

TABLE OF CONTENTS
BRADFORD BANCORP, INC.
BRADFORD BANK
Baltimore, Maryland

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.7
Income and Expense Trends		I.11
Interest Rate Risk Management		I.16
Lending Activities and Strategy		I.17
Asset Quality		I.20
Funding Composition and Strategy		I.21
Subsidiaries		I.22
Legal Proceedings		I.23

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.6
Local Economy		II.8
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.9
Loan Composition		III.12
Interest Rate Risk		III.14
Credit Risk		III.16
Summary		III.16

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TABLE OF CONTENTS
BRADFORD BANCORP, INC.
BRADFORD BANK
Baltimore, Maryland

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.7
5. Dividends		IV.8
6. Liquidity of the Shares		IV.9
7. Marketing of the Issue		IV.10
A. The Public Market		IV.10
B. The New Issue Market		IV.18
C. The Acquisition Market		IV.19
8. Management		IV.21
9. Effect of Government Regulation and Regulatory Reform		IV.21
Summary of Adjustments		IV.22
Valuation Approaches:		IV.22
1. Price-to-Earnings (“P/E”)		IV.23
2. Price-to-Book (“P/B”)		IV.24
3. Price-to-Assets (“P/A”)		IV.26
Comparison to Recent Offerings		IV.27
Valuation Conclusion		IV.27

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LIST OF TABLES
BRADFORD BANCORP, INC.
BRADFORD BANK
Baltimore, Maryland

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.8
1.2	Historical Income Statements	I.12

2.1	Summary Demographic Data	II.7
2.2	Primary Market Area Employment Sectors	II.9
2.3	Unemployment Trends	II.10
2.4	Deposit Summary	II.11
2.5	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.20
4.3	Public Market Pricing	IV.25

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I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Bradford Bank was originally chartered in 1903 as a state chartered savings association under the name The Bradford Loan and Savings Association.  In 1935, Bradford Bank’s charter was changed to a federal savings and loan association under the name Bradford Federal Savings and Loan Association.  In 1987, Bradford Bank changed its charter to a federal savings bank under the name Bradford Federal Savings & Loan Association and in June 2002, the Bank’s name was changed to Bradford Bank.  In 2005, Bradford Bank reorganized into the mutual holding company structure, forming Bradford Mid-Tier Company (originally named Bradford Bancorp, Inc.) as a federally chartered stock holding company and Bradford Bank MHC (the “MHC”) as a federally chartered mutual holding company and sole stockholder of Bradford Bancorp.  Bradford Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).  Bradford Bank serves the Baltimore metropolitan area through its corporate headquarters and nine full service branch locations.  A map of Bradford Bank’s office locations is provided in Exhibit I-1.  As of June 30, 2008, the MHC had consolidated total assets of $526.7 million, total deposits of $413.5 million, total equity of $36.1 million equal to 6.9% of total assets and tangible equity of $26.1 million equal to 5.0% of assets.  The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On March 16, 2007, as amended and restated on September 18, 2008, the respective Boards of Directors of Bradford Bank, Bradford Mid-Tier Company and Bradford Bank MHC adopted the plan of conversion.  Under the plan of conversion, Bradford Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly-owned subsidiary of

I.1

Bradford Bancorp, Inc. (“Bradford Bancorp” or the “Company”), a Maryland corporation.  Following the conversion, Bradford Bank MHC and Bradford Mid-Tier Company will no longer exist.  For purposes of this document, the existing consolidated entity will hereinafter be referred to as Bradford Bancorp or the Company.

Bradford Bancorp will offer 100% of its common stock to qualifying depositors of Bradford Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering.  Going forward, Bradford Bancorp will own 100% of Bradford Bank’s stock, and Bradford Bank will initially be Bradford Bancorp’s sole subsidiary.  A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank and redeployment of the proceeds that are retained by the Company.  In the future, Bradford Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Bradford Bancorp is a community-oriented financial institution, which emphasizes the offering of traditional financial services to individuals and businesses within the markets served by the Company’s offices and nearby surrounding markets.  Bradford Bancorp’s range of products include personal and business checking, FDIC insured savings deposits, mortgage loans, consumer loans, commercial real estate loans, commercial business loans and investment services.

The Company’s market niche is serving as a community-oriented financial institution that meets the financial services needs of residents and businesses in the Baltimore metropolitan area and nearby surrounding markets.  In recent years, the

I.2

Company placed a strategic emphasis on lending diversification.  In particular, the Company developed a niche in originating acquisition, development and construction (“ADC”) loans for tract housing in Maryland, as well as in southern Pennsylvania, northern Virginia, and Delaware.  Commercial real estate lending was also emphasized as an area of lending diversification growth, while growth of the consumer loan portfolio was supported by growth of home equity loans and installment loans.  Other areas of lending diversification for the Company included commercial business loans and commercial construction loans, which have been less significant sources of loan growth for the Company.

A key component of the Company’s strategic plan in recent years was to supplement organic growth with growth through acquisitions.  In February 2003, the Company acquired Wyman Park Bancorporation, Inc., Lutherville, Maryland (“Wyman Park”), and its wholly-owned subsidiary, Wyman Park Federal Savings & Loan Association.  Wyman Park had total assets of approximately $70 million.  In January 2007, Bradford Mid-Tier Company completed the acquisition of Valley Bancorp, Inc., Hunt Valley, Maryland (“Valley Bancorp”), and its wholly-owned subsidiary, Valley Bank of Maryland.  At December 31, 2006, Valley Bancorp had total assets of $50.9 million, deposits of $37.3 million and total equity of $5.4 million.  In June 2007, Golden Prague Federal Savings and Loan Association, Baltimore, Maryland (“Golden Prague”) and Senator Bank, Cockeysville, Maryland were merged into Bradford Bank.  At March 31, 2007, Golden Prague had total assets of $29.3 million, deposits of $24.8 million and total capital of $2.3 million.  At March 31, 2007, Senator Bank had total assets of $21.4 million, deposits of $20.1 million and total capital of $1.4 million.  Of the nine branch offices currently maintained by the Company, two were Wyman Park branches, one was a Valley Bancorp branch, one was a Golden Prague branch and one was a Senator Bank branch.  One of the Golden Prague branches was consolidated into one of Bradford Bank’s branches.  Additionally, in October 2006, Bradford Bank completed the assumption of $6.4 million of deposits located at the Ellicott City branch of American Bank, Silver Spring, Maryland.

I.3

In March 2007, the Company announced that it would undergo a mutual-to-stock conversion and entered into an agreement to acquire Patapsco Bancorp, Inc. (“Patapsco Bancorp”) and its wholly-owned subsidiary, The Patapsco Bank, a $246.8 million Maryland state chartered bank.  The acquisition of Patapsco Bancorp was contingent upon and was to be completed simultaneous with the completion of the Company’s stock offering.  In light of the downturn in financial stocks that occurred during late-2007, the Company’s stock offering and proposed acquisition of Patapsco Bancorp were terminated.  Pursuant to the merger agreement with Patapsco Bancorp, the Company incurred a termination fee of $2.0 million.  The termination of the conversion also resulted in the Company having to expense $1.7 million in stock issuance costs.  Both the termination fee and stock issuance costs were recorded to earnings in 2007.  Bradford Mid-Tier Company has an outstanding $2.0 million promissory note in favor of Patapsco Bancorp, which represents the termination fee payable to Patapsco Bancorp.  This unsecured note is due and payable on December 31, 2008.  In addition to the termination fee and stock issuance costs, the Company’s 2007 earnings also included $2.0 million of merger related costs that resulted from the pooling accounting method applied in connection with the mergers of Golden Prague and Senator Bank.

Pursuant to the Company’s diversification into higher risk types of lending followed by a downturn in real estate market conditions, the Company has experienced deterioration in credit quality.  Non-performing assets increased from $1.7 million or 0.32% of assets at December 31, 2006 to $18.3 million or 3.48% of assets at June 30, 2008.  Most of the increase in the non-performing assets balance has consisted of non-accruing ADC loans, which increased from a zero balance at December 31, 2006 to $12.4 million at June 30, 2008.  In light of the deterioration in credit quality, the Company established $1.5 million of loan loss provisions in 2007 and $5.9 million of loan loss provisions were established during the six months ended June 30, 2008.

Asset growth supported by acquisitions combined with net losses recorded in 2007 and the six months ended June 30, 2008 have adversely impacted the Company’s regulatory capital ratios. Bradford Bank’s regulatory capital ratios were reduced below

I.4

the “well capitalized status and at June 30, 2008, Bradford Bank was classified as “adequately capitalized”.

In light of Bancorp’s deterioration in credit quality, net losses recorded in recent periods, erosion of capital and other regulatory concerns, the OTS has advised Bradford Bank that it will be issued a Cease and Desist Order.  The expected Cease and Desist Order is likely to apply certain operating restrictions on Bradford Bank, particularly with respect to limiting lending activities and asset growth.   Strengthening regulatory capital ratios and improving credit quality will also likely need to be addressed in connection with the expected Cease and Desist Order.

To address the expected Cease and Desist Order and improve operating results, the Company will seek to implement a business plan that accomplishes the following strategic objectives:

•

Termination of expected Cease and Desist Order – The Company will seek to prepare and implement a business plan that will demonstrate to the OTS that it has fully met the requirements of the Cease and Desist Order.

•	Raise capital – Strengthening of regulatory capital ratios will be pursued through controlling growth, improving earnings and infusion of net conversion proceeds into the Bank’s capital.

•

Improve asset quality – Most of the deterioration in the Company’s credit quality has been related to acquisition, development and construction loans, with the downturn in real estate market condition’s in the Company’s lending markets having a significant adverse impact on the performance of that portfolio. Accordingly, since December 2006, the Company has not originated any new acquisition, development and construction loans. Furthermore, it is anticipated that the expected Cease and Desist Order will prohibit the Company from originating any new acquisition, development, commercial real estate, commercial construction or land loans without prior regulatory approval.

•

Build sources of non-interest operating income – Diversification of products and services that contribute to non-interest operating income and, in turn, reduce the Company’s earning exposure to unfavorable changes in interest rates has been and will continue to be pursued by the Company. Commission income earned on the sale of non-deposit products is currently the largest source of non-interest operating income

I.5

for the Bank.  In addition to growth of non-interest operating income earned on existing products and services, the Company will seek to develop additional products and services that contribute to non-interest operating income such as the recent introduction of overdraft privileges on checking accounts.

•

Improve performance of branch network - The Company is in the process of conducting a review of the branch network that may result in the sale, closure or relocation of certain underperforming branches, which will reduce operating expenses and improve earnings.  Presently, the Company intends to close the Cockeysville branch that was acquired in connection with the merger of Senator Bank.  The Cockeysville branch will be closed in the fourth quarter of 2008 and the deposits will be moved to a nearby branch.  Additionally, the Company plans to open a new branch in White Marsh, Maryland in the fourth quarter of 2008.

•

Control operating expenses – The Company has undertaken a number of initiatives to reduce operating expenses, including reducing staff, reducing executive compensation and reducing Board fees.  Further reduction of operating expenses will continue to be evaluated by the Company.

The Company’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Bradford Bancorp.  The capital realized from the stock offering will strengthen Bradford Bank’s regulatory capital ratios, which will support the objective of achieving compliance with the expected Cease and Desist Order.  The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets, as well as provide a cushion to absorb potential losses that may result from further deterioration in the Company’s credit quality.  Bradford Bancorp’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio.  The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Bradford Bancorp’s funding costs.  Additionally, Bradford Bancorp’s higher equity-to-assets ratio will also better position the Company to support growth strategies, including the planned opening of a branch in the fourth quarter of 2008.  Beyond opening a branch in White Marsh, the Company has no specific plans for expansion.  The projected uses of proceeds are highlighted below.

I.6

•

Bradford Bancorp, Inc.  The Company is expected to retain $5.5 million of the net offering proceeds.  At present, funds at the Company level are expected to be used to repay $5.0 million of debt held by the Company and the remaining funds will primarily be invested initially into short-term investments.  Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into Bradford Bank, repurchases of common stock, and the payment of regular and/or special cash dividends subject to regulatory limitations.

•

Bradford Bank.  Net proceeds, less the $5.5 million of proceeds retained by the Company, will be infused into Bradford Bank in exchange for all Bradford Bank’s newly issued stock.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into Bradford Bank are anticipated to become part of general operating funds, and are expected to be primarily invested in interest-earning assets that are consistent with Bradford Bank’s current investment activities for loans and investment securities.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-half years.  From year end 2003 through June 30, 2008, Bradford Bancorp’s assets increased at a 3.9% annual rate.  Asset growth was most significant in 2006 and 2007, which was supported by loan growth and acquisition related growth.  Loan growth was largely realized through increased diversification into higher risk types of loans.  Comparatively, during the six months ended June 30, 2008, assets and loans declined as the Company sought to improve its capital ratios through shrinkage.  Asset growth was funded by a combination of deposits and borrowings, while asset shrinkage mostly funded deposit run-off and, to a lesser extent, a reduction in borrowings.  A summary of Bradford Bancorp’s key operating ratios for the past five and one-half years is presented in Exhibit I-3.

General trends in the Company’s interest-earning asset composition reflect that loans receivable generally trended higher as a percent of assets, with loans increasing at an annual rate of 9.4% during the period covered in Table 1.1.  Comparatively, the total balance of cash and investments decreased, as investment securities and CDs decreased at a 13.6% annual rate during the period covered in Table 1.1.  Overall, loans receivable increased from 61.2% of assets at year end 2003 to 77.2% of assets at

I.7

[Table 1.1 appears here]

Bradford Bancorp, Inc.

Historical Balance Sheet Data

I.8

June 30, 2008, while cash, investment securities and FHLB stock declined from 35.4% of assets at year end 2003 to 17.2% of assets at June 30, 2008.  Asset growth was primarily funded by increased utilization of borrowings, which increased at a 47.9% annual rate from year end 2003 through June 30, 2008.  Comparatively, deposit growth was uneven during the period covered in Table 1.1, with an overall annual growth rate of 1.3%.  Accordingly, deposits decreased from 87.9% of assets at year end 2003 to 78.5% of assets at June 30, 2008, while, over the same time period, borrowings increased from 2.7% of assets to 13.3% of assets.

Trends in the Company’s loan portfolio composition reflect that residential mortgage loans continue to account for the largest concentration of loans outstanding, but, due to stronger growth of other loan types, the relative concentration of residential mortgage loans comprising total loans has declined in recent years.  At year end 2003 residential mortgage loans comprised 59.9% of total loans, versus 44.0% of total loans at June 30, 2008.  Comparatively, over the same time period, commercial real estate loans increased from 13.0% of total loans to 17.9% of total loans, ADC loans increased from 9.1% of total loans to 16.8% of total loans, consumer loans increased from 10.9% of total loans to 13.3% of total loans and commercial construction loans increased from 1.7% of total loans to 3.4% of total loans.  Commercial business loans was the only area of lending diversification that declined as a percent of total loans since year end 2003, as commercial business loans equaled 5.5% of total loans at year end 2003 and 4.6% of total loans at June 30, 2008.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Bradford Bancorp’s overall credit and interest rate risk objectives.  It is anticipated that proceeds retained at the holding company level following repayment of $5.0 million of debt held by the Company will primarily be invested into investments with short-term maturities.  Investment securities held by the Company at June 30, 2008 totaled $74.5 million or 14.1% of assets and consisted of mortgage-backed securities ($30.4 million), U.S. Government and agency securities ($28.1 million), municipal bonds ($11.1 million), trust preferred securities ($3.5 million) and equity securities ($377,000).  The Company also

I.9

held $973,000 of certificates of deposit (“CDs”) in other financial institutions at June 30, 2008.  To facilitate management of interest rate risk, with the exception of $7.2 million of mortgage-backed securities, the entire investment portfolio is maintained as available for sale.  As of June 30, 2008, the net unrealized loss on the available for sale securities portfolio equaled $1.1 million.  The FHLB stock balance at June 30, 2007 equaled $3.9 million.  The Company also maintained cash and cash equivalents of $12.3 million at June 30, 2008, which equaled 2.3% of assets.  Exhibit I-4 provides historical detail of the Company’s investment portfolio.

Over the past five and one-half years, the Company’s funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings.  Deposits trended higher from year end 2003 through year end 2007, which was followed by a decline in deposits during the first half of 2008.  Deposit shrinkage during the six months ended June 30, 2008 was facilitated by the Company’s decision to allow higher costing deposits to roll-off funded through asset shrinkage.  Overall, the ratio of deposits funding assets declined from a peak ratio of 87.9% at year end 2003 to a low of 77.4% at year end 2007 and at June 30, 2008 the Company maintained total deposits of $413.5 million equal to 78.5% of assets.  Time deposits constitute the largest portion of the Company’s deposit base; although, recent trends have shown a shift in the Company’s deposit composition towards a lower concentration of time deposits, which was realized through growth of core deposits and CD run-off.  Since year end 2005, the percent of CDs comprising total deposits decreased from a peak ratio of 81.0% at year end 2006 to 70.8% at June 30, 2008.

Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk.  The Company’s utilization of borrowings trended higher from year end 2003 through year end 2007 and then declined slightly during the six months ended June 30, 2008, as asset shrinkage funded repayment of overnight borrowings and maturing advances.  Borrowings held by the Company at June 30, 2008 totaled $69.8 million equal to 13.3% of assets and consisted of $64.8 million of FHLB advances, a $3.0 million secured borrowing with a correspondent bank used to facilitate the acquisition of Valley Bancorp and a $2.0

I.10

million note issued to Patapsco Bancorp representing the fee payable in connection with the termination of the merger agreement with Patapsco Bancorp.  The $3.0 million note was secured with all of the stock of Bradford Bank and is due January 11, 2009 and the $2.0 million note is due December 31, 2008.

The Company’s capital decreased at a 1.5% annual rate from year end 2003 through June 30, 2008, which was largely attributable to net losses recorded in 2007 and during the six months ended June 30, 2008.  Over the same time period, tangible capital decreased at a 5.3% annual rate, as the result of the goodwill and other intangibles that were created by the acquisitions and assumption of deposits.  Goodwill and other intangibles equaled 1.9% of assets at June 30, 2008.  The decrease in capital combined with asset growth reduced the Company’s equity-to-assets ratio from 8.70% at year end 2003 to 6.85% at June 30, 2008.  Similarly, the Company’s tangible equity-to-assets ratio decreased from 7.52% at year end 2003 to 4.96% at June 30, 2008.  Bradford Bank was classified as “adequately capitalized” pursuant to the OTS regulatory capital requirements at June 30, 2008.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five and one-half years.  Over the past five and one-half years, the Company’s earnings ranged from a net loss of 1.16% of average assets for the twelve months ended June 30, 2008 to a high of 0.60% of average assets in 2005.  In recent periods, the Company’s earnings have been negatively impacted by significant increases in loan loss provisions to address deterioration in loan credit quality, as well as certain non-recurring expense items that were incurred in connection with the termination of the mutual-to-stock conversion and acquisition of Patapsco Bancorp along with merger related expenses for the acquisitions that were completed in 2007.  Net interest income and operating expenses represent the primary components of Bradford Bancorp’s core earnings.  Non-interest operating income has been a source of earnings growth for the Company, reflecting increased diversification into products and services that provide sources of non-interest operating income.  Gains and losses realized from the sale of

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[Table 1.2 appears here]

Bradford Bancorp, Inc.

Historical Income Statements

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securities typically have had a modest impact on earnings over the past five and one-half years and are not considered to be part of the Company’s recurring or core earnings.

Over the past five and one-half years, the Company’s net interest income to average assets ratio ranged from a high of 2.98% during 2005 to a low of 2.40% during the twelve months ended June 30, 2008.  The upward trend in the net income ratio between 2003 and 2005 was supported by loan growth, including growth of higher yielding types of loans, and lower interest rates which facilitated a reduction in funding costs.  Comparatively, the downward trend experienced in the Company’s net interest income ratio since 2005 has resulted from interest rate spread compression, as well as an increase in the level of assets maintained in non-interest earning assets.  For the 2005 to 2007 period, interest rate spread compression resulted from funding costs increasing more than yields earned on assets.  Comparatively, during the six months ended June 30, 2008, interest rate spread compression resulted from a more significant decrease in yields earned on assets compared to the decrease in funding costs.  Overall, the Company’s net interest rate spread (tax equivalent basis) decreased from 2.88% in 2005 to 2.20% during the six months ended June 30, 2008.  The increase in non-interest earning assets was mostly related to increases in non-performing assets and goodwill/intangible assets.  Non-performing assets increased from 0.26% of assets at year end 2005 to 3.48% of assets at June 30, 2008, while goodwill/intangible assets increased from 1.01% of assets at year end 2005 to 1.89% of assets at June 30, 2008.  The Company’s historical interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a growing source of income for the Company, increasing from 0.14% of average assets in 2003 to 0.31% of average assets for the twelve months ended June 30, 2008.  Commission income earned on the sale of non-deposit products, such as money market funds, mutual funds, securities (stocks and bonds), life insurance, fixed and variable annuities and long-term care insurance, is the largest source of non-interest operating income for the Company.  Commission revenues were enhanced in 2006 by the acquisition of a book of term life insurance

I.13

policies.  Other sources of non-interest operating income for the Company consist of service charges on deposit accounts, income from ground rents and miscellaneous income.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.23% of average assets during 2004 to a high of 3.04% of average assets during 2003.  The higher operating expenses recorded in 2003 were the result of audit adjustments due to reconciliation differences.  From 2004 through 2007, the Company’s operating expense to average assets ratio trended up to 2.56% during 2007.  The upward trend in the operating expense ratio was largely attributable to increases in operating expenses incurred to support growth strategies, including additional operating expenses that resulted from acquisition related growth.  Operating expenses as a percent of average assets equaled 2.57% for the twelve months ended June 30, 2008, as lower operating expenses were offset by asset shrinkage.  The decline in operating expenses reflects initiatives undertaken by the Company to reduce operating expenses, which is expected to provide for further reductions in the Company’s operating expenses going forward.  While upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through pursuing a growth strategy as opposed to the current shrinkage strategy that is currently being implemented.  However, in the short-term following the conversion, the Company’s efforts will be focused on satisfying the requirements of the expected Cease and Desist Order rather than growth.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since 2004 reflect a decline in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses).  Bradford Bancorp’s expense coverage ratio equaled 1.28 times during 2004, versus a comparable ratio of 0.93 times during the twelve months ended June 30, 2008.  The decline in the expense coverage ratio resulted from a decline in the net interest income ratio and an increase in the operating expense ratio.  Similarly, Bradford

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Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 73.0% during 2004 was more favorable than the 91.5% efficiency ratio maintained for the twelve months ended June 30, 2008.

Prior to 2007, maintenance of favorable credit quality measures served to limit the amount of loss provisions established during the 2003 through 2006 period.  Loan loss provisions established by the Company during the 2003 through 2006 period ranged from a low of 0.08% of average assets during 2004 to a high of 0.19% of average assets during 2006.  Comparatively, deterioration in credit quality and the general downturn in real estate market conditions in the Company’s lending markets led to the establishment of significantly higher loan loss provisions over the past one and one-half years, particularly during the most recent twelve month period.  For the twelve months ended June 30, 2008, $7.2 million of loan loss provisions were established equal to 1.31% of average assets.  As of June 30, 2008, the Company maintained valuation allowances of $9.2 million, equal to 2.26% of net loans receivable and 51.89% of non-performing loans.  Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and one-half years.

Non-operating income and losses were a relatively minor factor in Company’s earnings during the 2003 through 2006 period, consisting of gains and losses on the sale of loans and investments.  Comparatively, the Company recorded significant non-recurring losses in 2007 totaling $6.2 million or 1.10% of average assets.  Non-recurring losses for 2007 consisted of a loss on sale of loans of $498,000, a termination fee for the terminated acquisition of Patapsco Bancorp of $2.0 million, stock issuance costs for the terminated mutual-to-stock conversion of $1.7 million and merger related expenses of $2.0 million.  The termination fee and stock issuance costs are also reflected in the non-operating loss recorded for the most recent twelve month period.  For the twelve months ended June 30, 2008, the non-operating loss totaled $4.1 million or 0.75% of average assets.

The Company’s effective tax rate ranged from 11.93% in 2005 to 67.93% in 2006.  For the twelve months ended June 30, 2008, the Company recorded a tax

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benefit equal to 39.35% of pre-tax income.  As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 34.0%.

Interest Rate Risk Management

Management of the Company’s interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee (“ALCO”) weekly.  The Company utilizes an internal model in conjunction with net portfolio value (“NPV”) reports prepared by the OTS to monitor and analyze the effects that interest rate movements will have on the balance sheet and net interest income.  The OTS analysis, as of June 30, 2008, indicated that Bradford Bank’s net portfolio value under a 200 basis point instantaneous and sustained rise in interest rates would decline by 34.3%, versus a decline of 32.6% based on the comparable internal model analysis (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Company manages interest rate risk from the asset side of the balance sheet through maintaining investments as available for sale and emphasizing investments with terms of less than five years, diversifying into other types of lending beyond 1-4 family permanent mortgage loans, which consists primarily of short-term and adjustable rate loans and beginning in 2007 the Company has become more active in selling originations of longer term 1-4 family fixed rate loans to the secondary market.  As of June 30, 2008, of the Company’s total loans due after June 30, 2009, ARM loans comprised 26.3% of those loans (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing longer term fixed rate FHLB advances, emphasizing growth of lower cost and less interest rate sensitive transaction and savings accounts and seeking to extend CD maturities in low interest rate environments through offering attractive rates on selected longer term CDs.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning

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assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio.  In recent years the Company has pursued a more diversified lending strategy, which has emphasized growth of ADC, commercial real estate and consumer loans.  Lending diversification for the Company also includes commercial construction loans and commercial business loans.  Going forward, in light of the downturn in local real estate market conditions and lending restrictions that may be applied under the expected Cease and Desist Order, lending diversification will be less of a strategic emphasis for the Company.  In particular, the Company is no longer engaged in pursuing new originations of ADC loans and originations of commercial real estate, commercial construction, land and commercial business loans are expected to be substantially curtailed.  Exhibit I-9 provides historical detail of Bradford Bancorp’s loan portfolio composition over the past five and one-half years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2008.

Bradford Bancorp originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans.  In the past, the Company’s general philosophy has been to retain most originations of 1-4 family permanent mortgage loans for investment.  In late 2007, the Company began to sell a majority of fixed rate originations to the secondary market on a loan-by-loan basis.  More recently, the Company has retained a majority of fixed rate loan originations for its own portfolio.  Loans are generally sold with servicing released.  In the current interest rate environment, most of the Company’s 1-4 family lending volume consists of fixed rate loans.  ARM loans offered by the Company include loans with one-year repricing terms, as well as loans that convert to one year repricing terms after an initial repricing term of three, five or seven years.  ARM loans are indexed to the yield on comparable term U.S. Treasury securities adjusted to a constant

I.17

maturity.  Initial rates on ARM loans are typically discounted from the fully-indexed rate.  The substantial portion of the Company’s 1-4 family permanent mortgage loan originations are underwritten to secondary market standards.  The Company does not offer for origination subprime or Alt-A loans.  As of June 30, 2008, the Company maintained 1-4 family permanent mortgage loans totaling $190.0 million, equal to 44.0% of total loans outstanding.

At June 30, 2008 commercial real estate loans represented the largest area of lending diversification for the Company.  Commercial real estate loans are collateralized by properties in the Company’s normal lending area.  Bradford Bancorp originates commercial real estate loans up to a maximum LTV ratio of 80.0%.  Loan terms typically provide for five year terms or 10 years with a five year rate call and payments based on an amortization schedule of up to 25 years.  Commercial real estate loans are generally priced at a margin above the 5-year U.S. Treasury rate.  Properties securing the commercial real estate portfolio consist primarily of retail properties, office buildings, small shopping centers and churches.  At June 30, 2008, the Company’s largest commercial real estate loan was a $4.0 million loan secured by a hotel.  This loan was performing in accordance with its terms at June 30, 2008.  At June 30, 2008, the Company maintained commercial real estate loans totaling $74.5 million, equal to 17.9% of total loans outstanding.

ADC loans originated by the Company consist mostly of loans to selected developers to acquire land and develop residential lots.  The Company also offers loans to builders for the acquisition of developed lots and the construction of residential properties.  ADC loans are typically offered for terms of one-to-three years and are priced off of the prime rate as reported in The Wall Street Journal.  ADC loans are generally originated up to a loan-to-value (“LTV”) ratio of 75%.  Construction loans offered for pre-sold homes to individual home buyers are offered up to a LTV ratio of 80%.  At June 30, 2008, the Company’s largest acquisition and development loan was for $4.1 million, $4.1 million of which was outstanding, for the development of 37 single-family detached lots located in Howard County, Maryland.  This loan was performing according to its terms at June 30, 2008.  At June 30, 2008, the Company’s largest

I.18

acquisition and construction loan was for $2.7 million, $2.7 million of which was outstanding, and related to townhouses in two subdivisions in Howard County and Harford County, Maryland.  This loan was 60-89 days delinquent at June 30, 2008 and was classified as a special mention loan.  Subsequent to June 30, 2008 this loan paid down to $2.4 million from the sale of one unit.  One of the remaining five units has been sold and is pending settlement which will further reduce the debt.  At June 30, 2008, the Company maintained ADC loans totaling $69.7 million, equal to 16.8% of total loans outstanding.

The balance of the Company’s mortgage loan portfolio consists of commercial construction loans.  Commercial construction loans are generally offered as construction/permanent loans, which provides for payment of interest only during the construction phase.  The Company will originate commercial construction loans up to a LTV ratio of 80% of the completed projected.  At June 30, 2008, the largest commercial loan construction commitment was for $3.8 million, $3.8 million of which was outstanding, for the construction of a church located in Baltimore, Maryland.  This loan was performing according to its terms at June 30, 2008.  At June 30, 2008, the Company maintained commercial construction loans totaling $14.2 million, equal to 3.4% of total loans outstanding.

Diversification into non-mortgage lending consists of consumer loans, as well as commercial business loans.  Home equity loans constitute the largest portion of the Company’s consumer loan portfolio.  Home equity loans are offered as fixed rate amortizing loans or floating rate lines of credit.  Home equity loans are offered for terms of up to 20 years and a maximum loan amount of $250,000.  Home equity loans are offered up to a LTV ratio of 85%, inclusive of other liens on the property.  Home equity lines of credit are tied to the prime rate as reported in The Wall Street Journal.  As of June 30, 2007, the Company maintained home equity loans and lines of credit totaling $42.9 million or 77.6% of total consumer loans outstanding.  The balance of consumer loan portfolio consists of miscellaneous other installment loans, loans on deposit and automobile loans.  Automobile loans comprised a more significant portion of the consumer loan portfolio in 2006, pursuant to an indirect auto loan program initiated in

I.19

May 2006.  The indirect automobile lending program was discontinued in August 2007, because it was not generating sufficient profitability.  Accordingly, the balance of outstanding auto loans decreased from $12.4 million at year end 2006 to $1.2 million at June 30, 2008.  The Company maintained consumer loans totaling $55.2 million at June 30, 2008, equal to 13.3% of total loans outstanding.

The Company offers commercial business loans and lines of credit to small- and medium-sized companies in its market area.  Commercial business loans offered by the Company consist of fixed rate term loans and floating rate lines of credit indexed to the prime rate as reported in The Wall Street Journal.  The commercial business loan portfolio consists of secured loans and leases.  When making commercial business loans, the Company considers the financial statements of the borrower, the borrower’s payment history of both personal and corporate debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.  The Company recently established a commercial lending team to expand its commercial business lending activities.  At June 30, 2008, the Company maintained commercial business loans totaling $18.9 million, equal to 4.6% of total loans outstanding.

Asset Quality

The Company’s historical 1-4 family lending emphasis, as well as generally favorable real estate market conditions in the Company’s lending area, supported the maintenance of relatively favorable credit quality measures for the period covering 2003 through 2006.  Comparatively, the Company has experienced a deterioration in credit quality during the past one and one-half years, particularly with respect to the ADC loan portfolio which has been adversely impacted by the real estate market slowdown in the Company’s lending markets.  Over the past five and one-half years, Bradford Bancorp’s balance of non-performing assets ranged from a low of 0.26% of assets at year end 2005 to a high of 3.48% of assets at June 30, 2008.  As shown in Exhibit I-11, non-performing assets at June 30, 2008 totaled $18.3 million and consisted of $17.7 million of non-accrual loans and $599,000 of real estate owned.  The non-accruing loan

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balance at June 30, 2008 consisted of $1.0 million of 1-4 family loans, $2.7 million of commercial real estate loans, $12.4 million of ADC loans and $1.6 million of commercial business loans.  Comparatively, the Company maintained $1.6 million of non-accrual loans at year end 2006, none of which were ADC loans, and $9.8 million of non-accrual loans at year end 2007, of which $4.9 million were ADC loans.

To track the Company’s asset quality and the adequacy of valuation allowances, Bradford Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Detailed asset classifications are reviewed monthly by senior management (Asset Review Committee) and presented to the Board monthly.  Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  As of June 30, 2008, the Company maintained valuation allowances of $9.2 million, equal to 2.26% of net loans receivable and 51.89% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary source of funds and at June 30, 2008 deposits accounted for 85.6% of Bradford Bancorp’s interest-bearing funding composition.  Exhibit I-12 sets forth the Company’s deposit composition for the past three and one-half years and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at June 30, 2008.  Deposit growth for the 2005 through 2007 period was largely sustained by growth of CDs, which constitute the largest portion of the Company’s deposit composition.  CDs increased from $302.5 million or 77.8% of total deposits at year end 2005 to $351.8 million or 80.6% of total deposits at year end 2007.  Comparatively, the balance of CDs declined to $292.8 million or 70.8% of total deposits at June 30, 2008, as the Company allowed higher costing CDs to roll-off in connection with its strategy to shrink the balance sheet.  Short-term CDs (CDs scheduled to mature in one year or less) accounted for 75.5% of the Company’s CDs at June 30, 2008.  As of June 30, 2008, jumbo CDs (CD accounts with

I.21

balances of $100,000 or more) amounted to $81.5 million or 27.9% of total CDs.  The Company’s deposit base included $2.2 million of brokered deposits at June 30, 2008.

The Company maintained $120.6 million of savings and transaction accounts at June 30, 2008, which equaled 29.2% of total deposits.  Comparatively, core deposits equaled $86.0 million or 22.1% of total deposits at year end 2005.  Since year end 2005, interest-bearing demand deposits accounted for the substantial portion of the Company’s core deposit growth.  The Company’s core deposits consist mostly of interest-bearing demand accounts, which totaled $89.1 million or 73.8% of core deposits at June 30, 2008.  Bradford Bancorp’s deposit base at June 30, 2008 also included $90,000 of other deposits equal to 0.02% of total deposits.

Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk.  Borrowings held by the Company at June 30, 2008 consisted of $64.8 million of FHLB long-term fixed rate advances with ladder maturity dates out to December 2012, a $3.0 million secured borrowing with a correspondent bank used to facilitate the acquisition of Valley Bancorp and a $2.0 million note issued to Patapsco Bancorp representing the fee payable in connection with the termination of the merger agreement with Patapsco Bancorp.  The $3.0 million note was secured with all of the stock of Bradford Bank and is due January 11, 2009 and the $2.0 million note is due December 31, 2008.  A portion of the conversion proceeds retained by the Company will be used to repay the $3.0 million note with the correspondent bank and the $2.0 million note held by Patapsco Bancorp.  Exhibit I-14 provides detail of the Company’s borrowing activities for the past three and one-half years.

Subsidiaries

In addition to Bradford Bank, the Company maintains one other wholly-owned subsidiary, Bradford Title, LLC.  Bradford Title, LLC, a Maryland limited liability company, was previously a title agency that was acquired in December 2006 and is currently inactive.  Bradford Bank has two wholly-owned subsidiaries, Bradford Financial Group, Incorporated (“Bradford Financial”) and GP Service Corporation.

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Bradford Financial, a Maryland corporation, provides non-deposit investment products through a third-party registered broker-dealer that maintains an office at Bradford Bank.  GP Service Corporation, a Maryland corporation, was acquired in connection with the Golden Prague merger and holds real estate acquired through foreclosure.  At June 30, 2008, the value of the real estate held by the GP Service Corporation was approximately $473,000.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  However, the Company has been added as one of several named defendants in two suits for personal injuries resulting from the effects of lead paint in a dwelling.  The aggregate claims against the Company are for $13.0 million and $10.0 million, respectively.  These suites relate to properties foreclosed by Golden Prague, which the Company acquired in 2007.  Golden Prague had insurance coverage which is providing defense and/or damages in one suit.  In the other suit, Golden Prague had controlled the property for only a short period of time.  Management of the Company intends to vigorously defend against these lawsuits.  Although it is not possible at this time to predict the outcome of the litigation, an unfavorable ruling against Bradford Bancorp may adversely affect the Company’s results of operations and financial condition.

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II.  MARKET AREA

Introduction

Headquartered in Baltimore, Maryland, Bradford Bancorp serves the Baltimore metropolitan area through nine full service branch offices.  The Bank also maintains two administrative offices.  Exhibit II-1 provides information on the Company’s office facilities.

The primary market area served by the Company is largely suburban in nature, but also includes urban markets within the city of Baltimore.  The regional market area has a fairly diversified economy, with services, wholesale/retail trade and state and local government constituting the primary sectors of employment.  The competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions.  These factors outlined herein have been taken into account regarding their relative impact on value.

National Economic Factors

The future success of the Association’s operations is partially dependent upon various national and local economic trends.  In assessing economic trends over past few quarters, economic data at the start of the fourth quarter of 2007 generally pointed to weaker growth.  Manufacturing slowed in October and retailers posted weak October sales.  Employers boosted payrolls by a surprisingly strong 166,000 jobs in October, while the October national unemployment rate held steady at 4.7%.  Existing home sales declined for an eighth straight month in October, despite a sharp decline in home prices.  Orders of durable-goods also declined in October.  Manufacturing activity fell in

II.1

November, but stayed above recession levels.  The November U.S. unemployment rate remained at 4.7%, as 94,000 jobs were added in November.  Housing starts fell in November to a 16-year low, but existing home sales edged up in November from October amid lower prices.  Sluggish hiring in December drove the U.S. unemployment rate up to a two-year high of 5.0%.  Other signs of a cooling economy at year end included a decline in December retail sales, December housing starts plunging to their slowest pace in 16 years and fourth quarter GDP growth slowing to a modest 0.6% annualized growth rate.

Signs of the economy potentially slipping into a recession continued to emerge in 2008, with January employment data showing a drop in payrolls for the first time since 2003.  The January unemployment rate dipped to 4.9%, as the civilian labor force shrank slightly.  January economic data also showed retailers continuing to experience a decline in sales.  New home sales fell in January for a third straight month, pushing activity down to the slowest pace in nearly 13 years.  Due to the ongoing housing slump, the Federal Reserve cut its economic growth forecast for 2008.  Consumer confidence dropped sharply in February amid growing concerns of a forthcoming recession.  Other data that indicated the economy was heading towards a recession included a decline in February manufacturing activity to a five-year low, and the number of homes entering foreclosure hit a record in the fourth quarter of 2007.  February employment data showed a loss of jobs, although the unemployment rate dipped to 4.8%.  Falling home prices spurred an increase in February existing home sales, although new home sales continued to decline in February.  The weak housing market was further evidenced by a decrease in residential construction activity during February, which pushed the mark for decreased residential construction activity to a record 24 consecutive months.  Manufacturing activity edged up slightly in March 2008, although the March reading still signaled that the manufacturing sector was still in contraction.  March employment data showed a third straight month of job losses, with the unemployment rate increasing from 4.8% to 5.1%.  The prolonged housing slump continued into March, with sales of new homes plunging to the slowest pace in over 16 years despite sharply lower prices.  Sales and prices of existing homes were also down in March.  Orders for durable goods dropped for the third consecutive month in March,

II.2

providing further evidence that the economy was sliding into recession.  Overall, the economy expanded at a 0.6% annual rate in the first quarter.

The economy lost jobs in April 2008, which was the fourth month in a row that the labor force shrank.  However, employers cut far fewer jobs in April than in recent months and the unemployment rate dropped to 5.0% compared to 5.1% in March.  Led by a decline in auto sales, retail sales dropped 0.2% in April which was a less significant decline than anticipated.  Comparatively, the manufacturing sector struggled in April, as evidenced by a 0.7% decline in industrial output.  Housing starts were higher in April compared to March, with the surprising increase supported by a sharp rise in multi-family construction.  Existing home sales dropped for a ninth straight month in April, although new home sales unexpectedly showed a modest increase in April.  Record foreclosures and delinquencies in the first quarter served to further depress home prices, with every major metropolitan area experiencing double digit declines in home prices from April 2007 to April 2008.  The nation’s unemployment rate jumped from 5.0% in April to 5.5% in May, the biggest monthly rise since 1986 with job losses totaling 49,000 in May.  Comparatively, retail sales rose more than expected in May, reflecting the benefit of consumers spending their economic-stimulus checks.  However, the outlook for retailers was less favorable, as consumer confidence for June tumbled to a 16-year low.  First quarter GDP growth of 1% was slightly above the previous estimate, while existing home sales rose 2% in May.

At the start of the third quarter of 2008, June employment data showed that employers cut jobs for a sixth straight month in June and the June national unemployment rate held steady at 5.5%.  Helped by tax-rebate sales, retailers, generally beat forecasts for June sales.  Weakness in the economy continued to be reflected by a 2.6% decline in existing home sales from May to June and the Federal Reserve’s “beige book” released in late-July showed that economic activity was weak across most of the U.S.  July unemployment rose to a four-year high of 5.7%, as employers cut 51,000 jobs.  The reduction in jobs was less than projected.  Manufacturing activity was flat in July, as higher prices weighed on growth.  Retail sales dropped 0.1% in July, the first decline in five months, as data reflected a sharp drop in

II.3

auto sales.  Existing home sales rose 3.1% in July from June, while housing starts fell 11% in July as inventories of unsold homes continued to increase.  Second quarter GDP growth was revised upward to an annual rate of 3.3% compared to an original estimate of 1.9%, but the pace of growth was expected to slow for the rest of the year.  Personal income fell in July by the largest amount in three years and consumer spending slowed in July in light of the waning impact of the economic stimulus payments.

In terms of interest rates trends in recent quarters, inflation jitters amid stronger than expected job growth for September pushed interest rates higher at the start of the fourth quarter of 2007.  Gloomy economic data, along with consumer confidence dropping to a two-year low, provided for a pullback in long-term Treasury yields during the second half of October.  As generally expected, the Federal Reserve concluded its October meeting with a 25 basis point rate cut.  The downward trend in Treasury yields continued into November, as concerns about the credit squeeze and economic downturn sent investors seeking safety in Treasury bonds.  Growing credit fears pushed the yield on the 10-year Treasury bond below 4.0% in late-November and early-December, the lowest yield for 10-year Treasury bonds in more than three years.  Treasury yields moved higher ahead of the December Federal Reserve meeting, amid expectations that the Federal Reserve would implement another rate cut.  The yield on the 10-year Treasury note edged below 4.0% following the quarter point rate cut by the Federal Reserve, but Treasury yields quickly reversed course on renewed inflation concerns based on larger than expected increases in November producer and consumer prices.  More signs of an economic slow down served to push long-term Treasury yields lower in the final weeks of 2007.

The downward trend in long-term Treasury yields continued to prevail in early-2008, as economic data generally pointed towards an economy growing weaker.  Interest rates declined further on news of a surprise 0.75% rate cut by the Federal Reserve a week before its scheduled rate meeting at the end of January, with the yield on the 10-year Treasury note dipping below 3.50%.  Treasury yields edged slightly higher in the week before the Federal Reserve meeting.  The Federal Reserve meeting

II.4

at the end of January concluded with a second rate cut over a nine day period, as the target rate was cut by 0.5% to 3.0%.  Interest rates stabilized during the first half of February, with more economic data pointing towards a recession, and then edged higher going into late-February on inflation worries fueled by a 0.4% jump in January consumer prices.  More signs of a softening U.S. economy and renewed worries of the deepening credit crisis, which was highlighted by the collapse of investment banking firm Bear Stearns, pushed bond yields lower at the end of February and the first half of March.  The yield on the 10-year Treasury dipped below 3.5% in mid-March.  The Federal Reserve cut its target rate by 0.75% to 2.25% at its mid-March meeting, which along with renewed worries about the economy pushed Treasury yields lower heading into the second half of March.  Treasury yields edged higher at the end of the first quarter, with the 10-year Treasury yield stabilizing around 3.5%.

Interest rates were fairly stable during the first half of April 2008, as economic data pointed towards the U.S. economy going into recession.  Most notably, March employment data showed job losses for a third consecutive month and April consumer confidence dropped to a new low for the fourth month in a row.  Economic data showing higher wholesale and consumer prices in March, along with an unexpected drop in weekly unemployment claims in late—April, pushed long-term Treasury yields higher in the second half of April.  At the end of April, the Federal Reserve lowered its target rate by a quarter point to 2%.  The rate cut was the seventh in eight months, although the Federal Reserve signaled that it may be ready for a pause with respect to further interest rate cuts.  Long-term Treasury yields stabilized through most of May, as economic data provided mixed signals on the likelihood of the national economy going into recession.  Inflation worries fueled by the steep decline in the dollar pushed interest rates higher in mid-June, with the yield on the 10-year Treasury note moving above 4% to 4.25%.  Interest rates eased lower ahead of the late-June meeting of the Federal Reserve.  The Federal Reserve kept its key short-term rate at 2% and suggested that its next move was likely to be a rate increase, which supported a further easing of long-term interest rates through the end of the second quarter.

II.5

The downward trend in long-term Treasury continued during the first half of July 2008, with the 10-year Treasury yield dipping to 3.84% in mid-July.  A jump in June consumer prices pushed the 10-year Treasury yield back above 4.0 % during the second half of July, which was followed by a decline in long-term Treasury yields in late-July and early-August on weak economic data.  Interest rates stabilized through mid-August, as the Federal Reserve held rates steady and suggested it would continue to balance the risk of rising prices and slower growth.  Bonds rallied heading into late-August on more concerns about the credit crunch hurting the financial sector and expectations of slower economic growth in the second half of the year.  As of August 29, 2008, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.17% and 3.83%, respectively, versus comparable year ago yields of 4.24% and 4.57%.  Exhibit II-2 provides historical interest rate trends.

Market Area Demographics

Demographic growth in the markets served by the Company has been measured by changes in population, number of households and median household income.  Table 2.1 provides summary demographic data for the Company’s primary market area, as well as for the U.S. and Maryland.  The market area has generally exhibited favorable growth trends during the 2000 to 2007 period, with the exception of Baltimore City.  From 2000 to 2007, Baltimore City experienced a decline in population at a rate of 0.5% annually, while annual population growth rates for the primary market area counties ranged from 0.8% in Baltimore County to 1.6% in Howard County.  Howard County’s growth rate was above the comparable Maryland growth rate of 1.1% and the U.S. growth rate of 1.2%.  Howard County’s stronger population growth translated into stronger household growth as well.  These trends reflect urban flight to suburban markets for job opportunities, a lower cost of living and more affordable housing.  The primary market area is projected to experience population and household growth in line with recent historical trends over the next five years.

Income levels in the market area tend to reflect the nature of the markets served, with higher income levels in the faster growing suburban markets.  The greater wealth

II.6

[Table 2.1 appears here]

Bradford Bancorp, Inc.

Summary Demographic Data

II.7

of the suburban markets is consistent with national trends, in which the white collar professionals who work in the cities generally reside in the surrounding suburbs.  Additionally, much of the growth in white collar jobs in the greater Baltimore metropolitan area has been occurring in suburban markets.  The lowest per capita and median household incomes were in Baltimore City and were well below statewide measures as well, reflecting a higher concentration of blue collar workers, both skilled and unskilled, as well as some poverty areas in Baltimore City.  Household income distribution measures further underscore the greater affluence of the Anne Arundel and Howard County markets.

Local Economy

The primary market area that will be served by the Company reflects a diverse cross section of employment sectors, which partially mitigates the risk associated with a decline in any particular economic sector or industry.  The manufacturing industry (once the backbone of the region’s employment base) is currently fairly stable following a long period of decline.  Similar to statewide data, services and government play a major role in the Baltimore metropolitan area economy.  Wholesale and retail trade and finance, insurance, and real estate-related employment also constitute major employment sectors regionally.

The faster growing suburban county of Howard reported the highest concentration of construction employment, while Baltimore County reported the highest level of manufacturing employment.  Baltimore City and Anne Arundel County, where the state’s capital city of Annapolis is located, maintained the highest levels of government employment.  Overall, service employment accounted for an average of 44.6% of the jobs in the region, similar to the statewide average, with the highest concentration of service jobs maintained in Baltimore City accounting for 51.7% of Baltimore City’s employment.  Wholesale and retail trade employment exceeded the statewide average in all market area counties, while such jobs in Baltimore City were well below the statewide average.  Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.  Going

II.8

forward, in addition to the job growth that will be realized from an expanding local economy, the Baltimore metropolitan area could potentially benefit from the proposed recommendations by the U.S. Army for realignment and closure of military bases.  The recommendations for base realignment and closure are expected to add approximately 20,000 jobs, consisting of military and private sector jobs, and total population growth of approximately 50,000 to the Baltimore metropolitan area.

Table 2.2 provides an overview of employment by sector in the state of Maryland, as well as for the primary market area counties and Baltimore City.

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force) (1)

Employment Sectors	Maryland	Balt. Cty	A. Arundel	Howard	Balt. City	Avg (2)

Services	43.4%	44.0%	37.2%	45.3%	51.7%	44.6%
Government	15.7	12.1	22.3	9.5	19.0	15.7
Wholesale/Retail Trade	13.9	14.8	15.0	19.8	8.1	14.4
Fin. Ins. Real Estate	9.4	11.7	8.5	9.4	7.6	9.3
Construction	7.5	7.3	7.1	7.5	3.4	6.3
Manufacturing	4.2	5.3	4.1	3.8	4.3	4.4
Transportation/Utility	3.1	2.5	3.9	2.8	4.2	3.4
Information	1.9	1.7	1.6	1.4	1.7	1.6
Other	0.9	0.6	0.3	0.5	0.0	0.3
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)  As of 2006.

(2)  Averages do not include Maryland.

Source:  REIS DataSource.

Unemployment Trends

Comparative unemployment rates for Maryland, the regional area, as well as for the U.S., are shown in Table 2.3.  With the exception of Baltimore City, June 2008 unemployment rates for the primary market area counties and for Maryland were lower than the national unemployment rate of 5.5%.  June 2008 unemployment rates for the primary market area were higher compared to a year ago, which was consistent with the national and state trends.

II.9

Table 2.3

Unemployment Trends (1)

	June 2007	June 2008
Region	Unemployment	Unemployment
United States	4.6%	5.5%
Maryland	3.6	4.0
Anne Arundel County	3.3	4.0
Baltimore County	3.8	4.4
Howard County	2.9	3.2
Baltimore City	5.9	6.6

(1)  Unemployment rates have not been seasonally adjusted.

Source:  U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The retail deposit base of Bradford Bancorp is closely tied to the economic fortunes of the Baltimore metropolitan area and, in particular, the market areas where branches are currently maintained by the Company.  Table 2.4 displays deposit market trends from June 30, 2004 through June 30, 2007 for the counties where the Company maintained branches during that period.  Additional data is also presented for the state of Maryland.  The data indicates that deposits have increased in all of the primary counties, but have declined in Baltimore City, during the three year period covered in Table 2.4.  Similar to Maryland, commercial banks maintained a larger market share of deposits than savings institutions in all of the primary market area counties and in Baltimore City.

Bradford Bancorp’s largest deposit holdings are maintained in the counties of Baltimore and Howard, with respective balances of $315.4 million and $88.1 million at June 30, 2007.  The Company is headquartered and maintains its largest branch presence in Baltimore County, with six branches which includes three recently acquired branches.  Valley Bancorp, Golden Prague and Senator Bank each maintained one branch location in Baltimore County.  The Company also added a branch office in Baltimore City through the Golden Prague merger, which was subsequently consolidated into the Company’s Baltimore City branch.  Bradford Bancorp also maintains one branch in Anne Arundel County.  The Company’s 2.3% market share of

II.10

[Table 2.4 appears here]

Bradford Bancorp, Inc.

Deposit Summary

II.11

Howard County deposits represents its largest market share of deposits, which was achieved through only one branch.  For the three year period covered in Table 2.4, the Company’s deposits increased in all three of the counties where it maintains a branch presence.  Comparatively, the Company’s deposits declined in Baltimore City.  The Company’s deposit market share increased slightly in Anne Arundel County and Howard County during the three year period covered in Table 2.4, while slight declines in deposit market share were experienced in Baltimore County and Baltimore City.

The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence.  Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits.  In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Bradford Bancorp.  With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services.  In addition, the Company competes with mortgage companies and independent mortgage brokers in originating mortgage loans.  Table 2.5 lists the Company’s largest competitors in each of the primary market area counties, based on deposit market share as noted parenthetically.  Deposit market share data for Bradford Bancorp is also provided in Table 2.5.

Table 2.5

Bradford Bancorp, Inc.

Market Area Deposit Competitors

Location	Name

Anne Arundel County, MD	Bank of America Corp. (18.6%)
BB&T Corp. (11.9%)
M&T Bank Corp. (9.8%)
Severn Bancorp, Inc. (8.3%)
Wachovia Corp. (7.0%)
SunTrust Banks, Inc. (5.7%)
Bradford Bancorp (0.3%)

II.12

Table 2.5(continued)

Bradford Bancorp, Inc.

Market Area Deposit Competitors

Location	Name

Baltimore County, MD	Wachovia Corp. (18.0%)
Bank of America Corp. (15.6%)
Mercantile Bankshares (8.7%)
M&T Bank Corp. (8.1%)
Provident Bankshares Corp. (6.5%)
SunTrust Banks, Inc. (4.5%)
Bradford Bancorp (2.0%)

Howard County, MD	Bank of America Corp. (16.0%)
Fulton Financial Corp. (14.8%)
Mercantile Bankshares (11.7%)
M&T Bank Corp. (8.7%)
Wachovia Corp. (7.0%)
B.F. Saul Company (6.1%)
Bradford Bancorp (2.3%)

Baltimore City, MD	Bank of America Corp. (46.9%)
M&T Bank Corp. (14.0%)
Mercantile Bankshares (12.7%)
Provident Bankshares Corp. (8.9%)
Northwest Bancorp, Inc. (2.0%)
Bradford Bancorp (0.3%)

Sources:  FDIC and SNL Financial.

II.13

III.  PEER GROUP ANALYSIS

This chapter presents an analysis of Bradford Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines.  The basis of the pro forma market valuation of Bradford Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Bradford Bancorp, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics.  There

III.1

are approximately 161 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since Bradford Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group.  From the universe of publicly-traded thrifts, we selected ten institutions with characteristics that were generally similar to those of Bradford Bancorp:

•                                          Screen #1    Mid-Atlantic institutions with assets between $325 million and $1 billion, positive reported and core earnings and tangible equity-to-assets ratios of at least 5.5% and less than 20.0%.  Twelve companies met the criteria for Screen #1 and ten were included in the Peer Group:  American Bancorp of New Jersey, Carver Bancorp, Inc. of New York, Fidelity Bancorp, Inc. of Pennsylvania, First Keystone Financial, Inc. of Pennsylvania, Harleysville Savings Financial Corp. of Pennsylvania, Pamrapo Bancorp, Inc. of New Jersey, Rome Bancorp, Inc. of New York, Severn Bancorp, Inc. of Maryland, TF Financial Corp. of Pennsylvania and WSB Holdings, inc. of Maryland.  BCSB Bancorp, Inc. of Maryland was excluded due to completing a second-step conversion less than one year ago.  WVS Financial Corp. of Pennsylvania also met the selection criteria, but was excluded from the Peer Group on the basis of an interest-earning asset composition that was highly inconsistent with the Company’s interest-earning asset composition.  In particular, WVS Financial maintained a very high concentration of interest-earning assets in cash and investments (83.9% of assets) and a very low concentration of interest-earning assets in loans (13.1% of assets)  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in the Mid-Atlantic region.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Bradford Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Bradford Bancorp’s financial condition, income and expense

III.2

[Table 3.1 appears here]

Peer Group of Publicly Traded Thrifts

August 29, 2008

III.3

trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key comparable characteristics of each of the Peer Group companies relative to Bradford Bancorp’s characteristics is detailed below.

•                                          American Bancorp of New Jersey, Inc.  Selected due to comparable asset size, similar interest-earning asset composition, similar interest-bearing funding composition, comparable earnings contribution from non-interest operating income and similar concentration of commercial real estate loans as a percent of assets.

•                                          Carver Bancorp, Inc. of New York.  Selected due to comparable size of branch network, similar concentration of deposits as a percent of assets and relatively high degree of diversification into higher risk types of lending.

•                                          Fidelity Bancorp, Inc. of Pennsylvania.  Selected due to comparable asset size and similar concentrations of 1-4 family loans, commercial real estate loans and commercial business loans as a percent of assets.

•                                          First Keystone Financial, Inc. of Pennsylvania.  Selected due to comparable asset size, comparable size of branch network and similar concentration of 1-4 family loans as a percent of assets.

•                                          Harleysville Savings Financial Corp. of Pennsylvania.  Selected due to similar earnings contribution from non-interest operating income.

•                                          Pamrapo Bancorp, Inc. of New Jersey.  Selected due to comparable asset size, similar interest-bearing funding composition and comparable earnings contribution from non-interest operating income.

•                                          Rome Bancorp, Inc. of New York.  Selected due to similar level of borrowings funding assets and similar concentration of commercial real estate loans as a percent of assets.

•                                          Severn Bancorp, Inc. of Maryland.  Selected due to Maryland market area, similar level of borrowings funding assets, comparable earnings contribution from non-interest operating income, similar concentration of 1-4 family loans as a percent of assets, relatively high degree of diversification into higher risk types of loans with an emphasis on construction and land loans and comparable level of non-performing assets as a percent of assets.

•                                          TF Financial Corp. of Pennsylvania.  Selected due to comparable asset size, similar interest-earning asset composition, comparable earnings contribution from non-interest operating income and similar concentration of commercial real estate loans as a percent of assets.

•                                          Washington Holdings, Inc. of Maryland.  Selected due to Maryland market area, comparable asset size, similar concentrations of commercial real estate loans

III.4

and construction and land loans as a percent of assets and comparable level of non-performing assets as a percent of assets.

In aggregate, the Peer Group companies maintained a comparable level of tangible capital relative to the industry average (10.05% of assets versus 9.96% for all public companies), generated higher earnings as a percent of average assets (0.52% ROAA versus 0.19% for all public companies), and earned a higher ROE (5.52% ROE versus 1.82% for all public companies).  Overall, the Peer Group’s average P/TB ratio and average P/E multiple were below the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,655		$655
Market capitalization ($Mil)	$409		$54
Tangible equity/assets (%)	9.96%		10.05%
Return on average assets (%)	0.19		0.52
Return on average equity (%)	1.82		5.52

Pricing Ratios (Averages)(1)
Price/earnings (x)	17.48	x	16.20	x
Price/tangible book (%)	100.16%		85.82%
Price/assets (%)	9.80		9.42

(1)  See Table 4.3, based on market prices as of August 29, 2008.

Ideally, the Peer Group companies would be comparable to Bradford Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies.  However, in general, the companies selected for the Peer Group were fairly comparable to Bradford Bancorp, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Bradford Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above.  The Company’s and the Peer Group’s ratios

III.5

[Table 3.2 appears here]

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2008

III.6

reflect balances as of June 30, 2008, unless indicated otherwise for the Peer Group companies.  Bradford Bancorp’s equity-to-assets ratio of 6.9% was less than the Peer Group’s average net worth ratio of 10.2%.  Accordingly, with the infusion of the net conversion proceeds, the discrepancy between the Company’s and the Peer Group’s equity-to-assets ratios will be narrowed somewhat.  Tangible equity-to-assets ratios for the Company and the Peer Group equaled 5.0% and 10.0%, respectively, reflecting the larger impact of goodwill and intangibles on the Company’s balance sheet (1.9% of assets versus 0.2% of assets for the Peer Group).  Regulatory capital ratios for the Peer Group were well above the comparable ratios for Bradford Bank.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Bradford Bancorp and the Peer Group.  The Company’s loans-to-assets ratio of 77.2% was above the comparable Peer Group ratio of 70.9%.  Comparatively, the Company’s cash and investments-to-assets ratio of 17.2% was below the comparable ratio for the Peer Group of 23.9%.  Overall, Bradford Bancorp’s interest-earning assets amounted to 94.4% of assets, which was slightly below the comparable Peer Group ratio of 94.8%.  The Company’s slightly lower ratio of interest-earning assets was in part related to its higher ratio of goodwill and intangibles as a percent of assets, which was somewhat offset by the Peer Group’s higher ratio of assets consisting of BOLI (1.6% of assets versus 0.2% of assets for the Company).

Bradford Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition.  The Company’s deposits equaled 78.5% of assets, which exceeded the Peer Group’s ratio of 66.6%.  Comparatively, borrowings, inclusive of subordinated debt, represented a more significant funding source for the Peer Group, as indicated by borrowings-to-assets ratios of 13.3% and 21.7% for the Company and the Peer Group, respectively.  Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 91.8% and 88.3%, respectively.  The Peer Group’s lower level of interest-bearing liabilities was supported by maintenance of a higher level of capital.

III.7

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio.  Presently, the Peer Group’s IEA/IBL ratio is stronger than the Company’s ratio, based on ratios of 102.8% and 107.4% for the Company and the Peer Group, respectively.  The additional capital realized from stock proceeds should serve to provide Bradford Bancorp with an IEA/IBL ratio that is more comparable to the Peer Group’s ratio, as the increase in capital realized from the stock proceeds will lessen the proportion of interest-bearing liabilities funding assets and on the asset size the proceeds are expected to be mostly deployed into interest-earning assets and fund repayment of borrowings.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  Bradford Bancorp’s growth rates are based on annualized growth from December 31, 2006 through June 30, 2008, while the Peer Group’s growth rates are based on annual growth rates for the twelve months ended June 30, 2008 or the most recent period available.  Bradford Bancorp recorded a 0.5% increase in assets, versus a 3.6% increase in assets for the Peer Group.  Asset growth for the Company was the result of a 4.5% increase in loans, which was largely offset by a 19.6% decline in cash and investments.  Asset growth for the Peer Group was sustained by a 4.6% increase in loans, which was partially offset by a 0.8% decrease in cash and investments.

A 30.4 % increase in borrowings for the Company funded asset growth as well as a 2.4 decline in deposits.  Asset growth for the Peer Group was funded with a 22.6% increase in borrowings, which funded a nominal decline in the Peer Group’s deposits as well.  The Company’s capital declined at an 11.2% annual rate, versus a 2.4% decline in the Peer Group’s capital.  The decline in Bradford Bancorp’s capital was substantially attributable to net losses recorded during the period, while the decline in the Peer Group’s capital was considered to be mostly related to payment of dividends and stock repurchases.  The more significant 22.0% decline in the Company’s tangible capital reflects the goodwill and intangibles that were added during 2007 in connection with the acquisition of Valley Bancorp.

III.8

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group.  The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2008, unless otherwise indicated for the Peer Group companies.  Bradford Bancorp reported a net loss equal to 1.16% of average assets, versus net income equal to 0.52% of average assets for the Peer Group.  All components of the Peer Group’s earnings were more favorable than the Company’s ratios, with loan loss provisions and non-operating losses representing the primary areas that accounted for the Company’s less favorable earnings.

The Peer Group’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Company’s higher interest income ratio.  The Peer Group’s lower interest expense ratio was realized through maintaining a lower level of interest-bearing funding assets as the result of its higher capital position, as well as maintaining a lower cost of funds (3.47% versus 3.96% for the Company).  Comparatively, the Company’s higher interest income ratio was supported by a higher overall yield earned on interest-earning assets (6.25% versus 6.08% for the Peer Group).  Overall, Bradford Bancorp and the Peer Group reported net interest income to average assets ratios of 2.40% and 2.70%, respectively.

In another key area of core earnings strength, the Peer Group maintained a slightly lower level of operating expenses than the Company.  For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.57% and 2.40%, respectively.  The Company’s higher operating expense ratio was consistent with maintaining a slightly higher number of employees relative to its asset size.  Assets per full time equivalent employee equaled $5.5 million for the Company, versus a comparable measure of $5.8 million for the Peer Group.  On a post-offering basis, the Company’s operating expenses can be expected to increase in connection with certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and

III.9

[Table 3.3 appears here]

Income as Percent of Average Assets and Yields,

Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2008

III.10

expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities.  In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s.  Expense coverage ratios posted by Bradford Bancorp and the Peer Group equaled 0.93x and 1.13x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.47% and 0.31% of the Peer Group’s and Bradford Bancorp’s average assets, respectively.  The Company’s lower level of non-interest operating income is indicative of an institution with a deposit base that is concentrated in CDs rather than fee generating transaction accounts.  Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Bradford Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 91.5% percent was less favorable than the Peer Group’s efficiency ratio of 75.7%.

Loan loss provisions had a significantly larger impact on the Company’s earnings, with loan loss provisions equaling 1.31% and 0.08% of average assets for the Company and the Peer Group, respectively.  The much larger impact of loan loss provisions on the Company’s earnings was largely related to recent deterioration that has been experienced in Bradford Bancorp’s loan portfolio credit quality, particularly with respect to higher risk acquisition, development and construction loans.

Net gains and losses realized from the sale of assets and other non-operating items equaled a net loss of 0.75% of average assets for the Company, versus net gains equal to 0.03% of average assets for the Peer Group.  Typically, gains and losses generated from the sale of assets, or in the case of Bradford Bancorp other non-operating items, are viewed as non-recurring earnings and are not considered to be part of an institution’s core operations.  Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some

III.11

consideration as a core earnings factor for an institution.  However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.  Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

As the result of the net loss recorded during the period, Bradford Bancorp recorded a tax benefit equal to 39.35% of the pre-tax loss.  Comparatively, the Peer Group posted an effective tax rate of 26.57%.  As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 34.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investments in mortgage-backed securities, loans serviced for others and risk-weighted assets.  The information presented for the Company and the Peer Group reflect data as of June 30, 2008, unless otherwise indicated for the Peer Group companies.  In comparison to the Peer Group, the Company’s loan portfolio composition reflected a lower concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (41.8% of assets versus 54.8% for the Peer Group).  In comparison to Bradford Bancorp, the Peer Group maintained higher concentrations of both mortgage-backed securities and 1-4 family loans.  Loans serviced for others represented a slightly more significant off-balance sheet item for the Peer Group, both in terms of balance of loans serviced ($25.4 million versus $18.6 million for the Company) and as a percent of assets on-balance sheet assets (3.8% versus 3.5% for the Company).  Relatively small balances of loans serviced for others translated into modest balances of loan servicing intangibles for the Company and the Peer Group.

Diversification into higher risk types of lending was generally more significant for the Company, with the exception of commercial real estate loans.  Commercial real estate loans represented the most significant area of loan portfolio diversification for the Peer Group, with such loans equaling 17.7% of the Peer Group’s assets.  Comparatively, Bradford Bancorp’s commercial real estate loan portfolio equaled 14.2%

III.12

[Table 3.4 appears here]

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2008

III.13

of assets.  Construction/land loans, equal to 15.9% of assets, constituted the most significant area of lending diversification for the Company, versus 9.3% of assets for the Peer Group.  Commercial business loans and consumer loans were also more significant areas of lending diversification for the Company.  Consistent with the Company’s more significant lending diversification into higher risk types of loans, Bradford Bancorp’s risk weighted assets-to-assets ratio of 66.0% exceeded the comparable Peer Group ratio of 63.6%.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, Bradford Bancorp’s interest rate risk characteristics were considered to be less favorable than the Peer Group’s.  Most notably, Bradford Bancorp’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin.  Likewise, the Peer Group’s slightly lower level of non-interest earning assets represented a positive consideration in terms of capacity to generate higher interest income than the Company.  On a pro forma basis, the infusion of stock proceeds should serve to narrow the differences between the Company’s and the Peer Group’s ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Bradford Bancorp and the Peer Group.  In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5.  The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Bradford Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets and fund repayment of borrowings.

III.14

[Table 3.5 appears here]

Interest Rate Risk Measures and Net Interest

Income Volatility

Comparable Institution Analysis

As of June 30, 2008 or Most Recent Date Available

III.15

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be more significant than Peer Group’s.    As shown in Table 3.6, Bradford Bancorp’s ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was higher than the Peer Group’s ratio (3.48% versus 1.26% for the Peer Group).  Bradford Bancorp’s non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was also well above the Peer Group’s ratio (4.36% versus 1.39% for the Peer Group).  Loss reserves were stronger for the Peer Group relative to non-performing loans (181.2% versus 51.9% for the Company), while the Company maintained higher loss reserves as a percent of loans (2.26% versus 0.83% for the Peer Group).  Net loan charge-offs were slightly higher for the Company, equal to 0.18% and 0.13% of the Company’s and the Peer Group’s respective loan balances.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

III.16

[Table 3.6 appears here]

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2008 or Most Recent Date Available

III.17

IV.  VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

IV.1

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in Bradford Bancorp’s operations and financial condition; (2) monitor Bradford Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Bradford Bancorp’s value, or Bradford Bancorp’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area,

IV.2

dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.                                       Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•                  Overall A/L Composition.  Loans funded by retail deposits were the primary components of both Bradford Bancorp’s and the Peer Group’s balance sheets.  The Company’s interest-earning asset composition exhibited a higher concentration of loans with a greater degree of diversification into higher risk and higher yielding types of loans.  Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a slightly higher risk weighted assets-to-assets ratio.  While Bradford Bancorp’s funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios, the Company’s cost of funds was higher than the Peer Group’s.  Overall, as a percent of assets, the Company maintained slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in lower IEA/IBL ratio for the Company.  After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be more comparable to the Peer Group’s ratio.  On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•                  Credit Quality.  The Company’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios.  Loss reserves as a percent loans were higher for the Company, while the Peer Group maintained higher loss reserves as a percent of non-performing loans.  Net loan charge-offs were slightly higher for the Company.  As noted above, the Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s.  Overall, RP Financial concluded that credit quality was a moderate negative factor in our adjustment for financial condition.

•                  Balance Sheet Liquidity.  The Company operated with a slightly lower level of cash and investment securities relative to the Peer Group (17.2% of assets versus 23.9% for the Peer Group).  Following the infusion of stock proceeds,

IV.3

the Company’s cash and investments ratio is expected to increase as most of the net proceeds will initially be deployed into investments.  The Company’s future borrowing capacity was considered to be slightly greater than the Peer Group’s, given the lower level of borrowings currently maintained by the Company  Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•                  Funding Liabilities.  The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios.  However, the Company’s cost of interest-bearing liabilities was higher than the Peer Group’s, which was indicative of the high concentration of CDs that comprised the Company’s deposit composition.  Total interest-bearing liabilities as a percent of assets were higher for the Company compared to the Peer Group’s ratio, which was attributable to Bradford Bancorp’s lower capital position.  Following the stock offering, the increase in the Company’s capital position should provide Bradford Bancorp with a more comparable level of interest-bearing liabilities as maintained by the Peer Group.  Overall, RP Financial concluded that funding liabilities were a slight negative factor in our adjustment for financial condition.

•                  Capital.  The Peer Group currently operates with a higher equity-to-assets ratio than the Company.  Following the stock offering, Bradford Bancorp’s pro forma capital position should be more comparable to the Peer Group’s equity-to-assets ratio.  The increase in the Company’s pro forma capital position will result in comparable leverage capacity as the Peer Group, as well as reduce the level of interest-bearing liabilities utilized to fund assets to a ratio that is more comparable to the Peer Group’s ratio.  Overall, RP Financial concluded that capital was a neutral factor in our adjustment for financial condition.

On balance, Bradford Bancorp’s balance sheet strength was less favorable than the Peer Group’s and, thus, a slight-to-moderate downward adjustment was applied for the Company’s financial condition.

2.                                       Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

IV.4

•                  Reported Earnings.  The Company reported a net loss equal to 1.16% of average assets, versus net income equal to 0.52% of average assets for the Peer Group.  The net loss recorded by the Company was the result of significant loan loss provisions that were established during the period to address deterioration in credit quality, as well as some non-operating losses that were recorded during the twelve month period.  The Peer Group also maintained earnings advantages with respect to net interest income, operating expenses and non-interest operating income.    Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company.  On balance, RP Financial concluded that the Company’s reported earnings were a moderate-to-significant negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Core Earnings.  The relative core earnings measures for the Company and the Peer Group showed that the Company operated with a lower net interest margin, a higher operating expense ratio and a lower level of non-interest operating income.  The Company’s lower ratio for net interest income and higher operating expense ratio translated into a lower expense coverage ratio compared to the Peer Group’s ratio (0.93x versus 1.13x for the Peer Group).  Likewise, the Company’s efficiency ratio of 91.5% was less favorable than the Peer Group’s efficiency ratio of 75.7%.  As noted above, loan loss provisions had a significantly larger impact on the Company’s earnings.  Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets, which will be somewhat negated by expenses associated with operating as a publicly-traded company, indicate the Company’s core earnings are less favorable than the Peer Group’s.  Therefore, RP Financial concluded that the Company’s core earnings were a moderate negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a greater degree of volatility was associated with the Company’s net interest margin.  Other measures of interest rate risk, such as capital and IEA/IBL ratios, as well as levels of non-interest earning assets, were stronger for the Peer Group.  On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be more comparable to the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets.  On balance, RP Financial concluded that interest rate risk was a slight negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Credit Risk.  Loan loss provisions were a significantly larger factor in the Company’s earnings (1.31% of average assets versus 0.08% of average

IV.5

assets for the Peer Group).  In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans and lending diversification into higher risk types of loans was more significant for the Company which translated into a higher risk weighed assets-to-assets ratio for the Company.  Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Peer Group, while the Company maintained higher loss reserves as a percent of loans.  Overall, RP Financial concluded that credit risk was a moderate-to-significant negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the Peer Group maintained a more favorable interest rate spread than the Company, which would tend to support a stronger net interest margin going forward for the Peer Group.  Second, the infusion of stock proceeds will provide the Company with comparable growth potential through leverage as currently maintained by the Peer Group.  Lastly, the Peer Group’s lower operating expense ratio and higher level of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates.  Overall, earnings growth potential was considered to be a moderate negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Return on Equity.  Currently, the Company’s ROE is negative as the result of the net loss recorded for the twelve month period.  To the extent the Company does return to profitability, it can be expected that Bradford Bancorp’s ROE will be lower than the Peer Group’s in view of the Company’s less favorable core earnings measures and expected comparable level of pro forma capital as maintained by the Peer Group.  Accordingly, this was a moderate negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Bradford Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

3.                                       Asset Growth

The Peer Group’s asset growth rate exceeded the Company’s growth rate during the periods covered in our comparative analysis (3.6% versus 0.5% for the Peer Group).  Loan growth rates were comparable for the Company and the Peer Group, with

IV.6

the Peer Group’s higher asset growth rate supported by a less significant decline in cash and investments relative to the decline in the Company’s cash and investments.  Going forward, loan growth for the Company could be hampered by unfavorable trends in credit quality and lending restrictions set forth in the Cease and Desist Order issued by the OTS.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will be more comparable to the Peer Group’s tangible equity-to-assets ratio, indicating similar leverage capacity for the Company as currently maintained by the Peer Group.  On balance, we concluded that a slight downward adjustment was warranted for asset growth.

4.                                       Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  Bradford Bancorp’s primary market area for loans and deposits is considered to be Baltimore County.  Baltimore County has experienced growth in population and household income since 2000, with such growth falling slightly below the comparable Maryland and U.S. growth rates.  Household income for Baltimore County was below and above the respective Maryland and U.S. household income measures, while Baltimore County’s per capita income approximated Maryland’s per capita income and exceeded U.S. per capita income measure.

Overall, the markets served by the Peer Group companies were viewed as having fairly comparable growth characteristics as the Company’s primary market area.  On average, the Peer Group companies operate in markets with comparable population bases as Baltimore County, which have been growing at a slightly slower pace than Baltimore County.  The primary market areas served by the Peer Group companies had average and median per capita income measures that approximated Baltimore County’s per capita income.  Per capita income as a percent of state averages were generally higher for the Peer Group companies compared to Baltimore County’s per capita income as a percent of Maryland’s per capita income.  The average deposit market shares maintained by the Peer Group companies exceeded the Company’s market

IV.7

share of deposits in Baltimore County, while median deposit market share for the Peer Group companies was consistent with the Company’s deposit market share in Baltimore County.  In general, the degree of competition faced by the Peer Group companies was viewed as being comparable to the Company’s competitive environment.  Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3.  As shown in Table 4.1, Baltimore County’s June 2008 unemployment rate was slightly lower than the majority of unemployment rates indicated for the markets served by the Peer Group companies.  On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
Bradford Bancorp and the Peer Group Companies(1)

			June 2008
	County		Unemployment

Bradford Bancorp - MD	Baltimore		4.4%

Peer Group Average		%	5.1%

American Bancorp – NJ	Essex		6.7%
Carver Bancorp – NY	New York		4.6
Fidelity Bancorp – PA	Allegheny		5.0
First Keystone Financial – PA	Delaware		5.1
Harleysville Savings Financial – PA	Montgomery		4.4
Pamrapo Bancorp - NJ	Hudson		6.5
Rome Bancorp – NY	Oneida		5.2
Severn Bancorp – MD	Anne Arundel		4.0
TF Financial Corp. – PA	Bucks		4.6
WSB Holdings -MD	Prince George’s		4.5

(1) Unemployment rates are not seasonally adjusted.

Source:  U.S. Bureau of Labor Statistics.

5.                                       Dividends

At this time the Company has not established a dividend policy.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition,

IV.8

profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.89% to 6.69%.  The average dividend yield on the stocks of the Peer Group institutions equaled 3.88% as of August 29, 2008.  As of August 29, 2008, approximately 79% of all fully converted publicly-traded thrifts had adopted cash dividend policies, exhibiting an average yield of 2.97%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company has not established a definitive dividend policy prior to converting.  Given the Company’s recent deterioration in credit quality and resulting credit quality related losses, as well as the regulatory capital requirements that will be applied under the expected Cease and Desist Order, Bradford Bancorp is currently in a position of needing to preserve and strengthen capital.  Accordingly, based on pro forma earnings and capital, the Company will not have the capacity to pay a dividend that is comparable to the Peer Group’s average dividend yield.  On balance, we concluded that a slight downward adjustment was warranted for this factor.

6.                                       Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  Nine of the Peer Group members trade on the NASDAQ Global Select Market or NASDAQ Capital Market (the “NASDAQ”) and one trades on the AMEX.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $18.3 million to $115.7 million as of August 29, 2008, with average and median market values of $54.5 million and $53.2 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 2.4 million to 10.9 million, with average and median shares outstanding of 5.5 million and 4.3 million, respectively.  The Company’s stock offering is expected to have a pro forma market value and shares

IV.9

outstanding that will be below the comparable averages and medians indicated for the Peer Group, but will be within the range of Peer Group market values and shares outstanding.  Like the large majority of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering.  Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.                                       Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Bradford Bancorp:  (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history;  and (3) the acquisition market for thrift franchises in Maryland.  All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.                                   The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year.  A disappointing

IV.10

employment report for August 2007, which showed a drop in jobs for the first time in four years, caused stocks to plummet in early-September.  However, upbeat news about consumer demand boosted stocks in mid-September ahead of the Federal Reserve meeting.  Stocks soared on news of the Federal Reserve’s decision to cut the federal funds rate by a half of percentage point rate, which exceeded the quarter point rate cut most economists had expected.  The larger than expected rate cut generally sustained the positive trend in the broader stock market through the end of the third quarter.

The Dow Jones Industrial Average (“DJIA”) started the fourth quarter of 2007 soaring to a record high, which was followed by an uneven market for stocks going into mid-October amid uncertainty over forthcoming third quarter earnings reports.  Lackluster earnings and credit concerns sparked a mid-October sell-off, as Standard & Poor’s reduced its rating on more than 1,400 types of residential mortgage-backed securities.  Stocks rebounded somewhat in late-October, supported by some good third quarter earnings in the technology sector and the Federal Reserve’s decision to cut rates by a quarter point as expected.  Fresh concerns about problems in the credit markets becoming worse, fears of soaring energy prices and the dollar falling caused stocks to plummet in early-November.  Following a close below 13000, the DJIA had a one day rebound of over 300 points on bargain hunting.  Stocks pulled back heading into the second half of November, reflecting concerns that the weak housing market would depress consumer spending and expectations of more write-downs to be taken on risky debt.  Stocks rebounded in late-November and early-December, amid growing expectations that the Federal Reserve would cut rates at its mid-December meeting.  News of a 0.25% rate cut by the Federal Reserve sent stocks sharply lower in mid-December 2007, as some investors had hoped for a more significant rate cut.  Credit worries and downgrades of several bellwether stocks also contributed to the mid-December pullback in the broader stock market.  Weak economic data and expectations that fourth quarter earnings would reflect more large write-downs of subprime mortgage debt by some of the world’s largest banks weighed on stocks in year end trading.

IV.11

The downward trend in stocks continued at the start of 2008, as mounting concerns about the economy, higher oil prices and news of more large write-downs taken on subprime mortgages and debt all contributed to the negative sentiment in the stock market.  IBM’s strong earnings report for the fourth provided a boost to the stock market in mid-January.  Stocks tumbled sharply lower heading into the second half of January on investors’ fears of more damage to come from the subprime mortgage crisis following huge fourth quarter losses reported by Citigroup and Merrill Lynch.  A surprise 0.75% rate cut by the Federal Reserve on January 22, 2008 helped to limit damage from the prior day’s sell-off in the global markets, which was spurred by fears that a U.S. recession would slow economic growth in the foreign markets as well.  News of a possible bond-insurance bailout triggered a sharp mid-day rebound in the DJIA the day following the rate cut, as the DJIA recovered almost 600 points from morning lows and closed up almost 300 points for the day.  Following three consecutive sessions of gains, stocks closed lower at the end of the week on profit taking.  Some positive economic data and a second rate cut by the Federal Reserve in nine days helped the broader stock market to close out January on an upbeat note.

Recession fears, fueled by a decline in January service-sector activity, triggered a broad based sell-off in the stock market in early-February 2008.  A favorable retail sales report for January helped stocks to rebound in mid-January, which was followed by a downward trend heading into late-February amid higher oil prices, more weak economic data and signs of stagflation.  Following a brief rally, stocks plunged at the end of February on concerns about the ongoing credit crisis and rising oil prices.  Escalating problems in the bond market and weak economic data, which included job losses in the February employment report and a record number of homes entering foreclosure in the fourth quarter, extended the downturn in the broader stock market during the first part of March.  Stocks soared higher heading into mid-March after the Federal Reserve said it would lend Wall Street $200 billion in a move aimed at taking difficult to trade securities temporarily out of circulation.  The stock market experienced heightened volatility in mid-March, with the DJIA swinging significantly higher or lower on a daily basis.  Stocks declined sharply on news of Bear Stearns’ collapse, which was followed by a more than 400 point increase in the DJIA.  The surge in stocks was

IV.12

supported by the Federal Reserve cutting its target rate by 0.75% to 2.25% and Goldman Sachs and Lehman Brothers reporting better than expected earnings.  Stocks tumbled the following day, with the DJIA declining by almost 300 points on renewed worries about the economy.  Led by financial stocks, the stock market rebounded strongly heading into late-March.  Major contributors to the rally in financial stocks were Fannie Mae and Freddie Mac, which rebounded on easing of regulatory constraints, and J.P. Morgan’s increased bid for Bear Stearns from $2 a share to $10 a share.  Concerns about the broader economy pressured stocks lower at the close of the first quarter.  Overall, the first quarter of 2008 was the worst quarter for the DJIA in five and one-half years, as a 7.6% decline was recorded in the DJIA for the first quarter.

Stocks surged higher at the start of the second quarter of 2008, with the DJIA posting a gain of almost 400 points on news that two major financial firms with significant credit risk issues took steps to shore up their capital.  Uncertainty over first  quarter earnings reports provided for a narrow trading range heading in mid-April, which was followed by a downturn in the broader stock market.  Stocks retreated after a disappointing first quarter earnings report from General Electric stoked concerns about the health of both corporate profits and the economy in general.  Some better-than-expected first quarter earnings reports provided a boost to stocks in mid-April, which was followed by a narrow trading range through the end of April amid mixed earnings reports and the Federal Reserve’s decision to cut its target rate by 0.25% as expected.  The broader stock market started May on a positive note, but then led by a sell-off in financial stocks reversed course heading into mid-May.  Higher oil prices and ongoing concerns of eroding credit quality contributed to the decline in financial stocks.  The broader stock market showed a positive trend heading into mid-May, which was supported by a slight decline in oil prices and encouraging inflation numbers reflected in the April data for consumer prices.  Soaring oil prices and growing concerns about inflation triggered a sell-off in the broader stock heading into the second half of May.   A downward trend in the broader stock market prevailed in the second half of May and into early-June, amid concerns about more credit-related losses forecasted for the financial sector and soaring oil prices.  Following a one day rebound on surprisingly strong retail sales data for May, a spike in the May unemployment rate accelerated the

IV.13

early-June slide in stocks.  Led by a decline in financial shares, the downward trend in stocks prevailed through most of June.  The DJIA hit a 2008 low in late-June, as stocks plunged following downgrades of brokerage and automotive stocks and a jump in oil prices.

Selling pressure in the broader market continued into the first half of July 2008, as financial stocks led the downturn on worries about earnings and the economy.  For the first time in two years, the DJIA closed below 11000 in mid-July as bank stocks led the market lower following the takeover of IndyMac Bancorp by the FDIC.  Led by a rally in financial stocks, stocks rebounded heading into the second half of July.  Better-than-expected earnings by some of the major banks and a drop in oil prices below a $130 a barrel were noteworthy contributors to the rally.  Led by a sell-off in financial shares, stocks tumbled in late-July on more bad news about the housing market.  Stocks rallied at the end of July as investors moved into beaten up financial stocks on hopes that the credit crisis was nearing an end.  Lower oil prices and reassuring signals coming out of the Federal Reserve meeting provided a boost to stocks in early-August.  Volatility in financial stocks prevailed on the broader stock market in mid-August, as concerns about more write-downs plagued the financial sector.  Mixed economic data and ongoing concerns of the credit crunch continuing to haunt the financial sector provided for a choppy performance in the broader stock market during the second half of August.  On August 29, 2008, the DJIA closed at 11543.55, a decrease of 13.6% from one year ago and a decrease of 13.0% year-to-date, and the NASDAQ closed at 2367.52, a decrease of 8.8% from one year ago and a decrease of 10.7% year-to-date.  The Standard & Poor’s 500 Index closed at 1282.83 on August 29, 2008, a decrease of 13.0% from one year ago and a decrease of 12.6% year-to-date.

The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have underperformed the broader stock market.  The weaker-than-expected employment report for August 2007 depressed thrift issues in early-September, but thrift stocks bounced back in mid-September.  The recovery in thrift stocks was aided by news that Countrywide Financial had arranged for an additional $12 billion of secured borrowings.  Thrift stocks rallied on news of the larger

IV.14

than expected 50 basis rate cut by the Federal Reserve, although the positive trend in thrift stocks was not sustained through the end of the third quarter.  The pull back in thrift stocks reflected ongoing concerns over the weak housing market and the anticipated rise in credit quality related losses that were expected to be seen in third quarter earnings reports.

Thrift stocks traded in a narrow range at the start of the fourth quarter of 2007, but then headed lower in mid-October.  The downturn was led by thrifts with exposure to the subprime market, as those institutions reported larger than expected credit losses for the third quarter.  The as expected quarter point rate cut by the Federal Reserve helped thrift stocks to stabilize in late-October, although the sell-off in thrift equities resumed in early-November.  Institutions with exposure to the subprime mortgage market continued to lead the downturn, as Washington Mutual’s stock plunged on expectations that it would continue to experience significant credit losses in 2008.  Beaten down thrift stocks recovered modestly going into mid-November, but the downturn resumed on worries over further deterioration in the subprime market and the depressed housing market.  Freddie Mac’s significantly larger-than-expected loss for the third quarter prompted further selling in thrift stocks heading into late-November.  Hopes for a rate cut at the next Federal Reserve meeting boosted the thrift sector in late-November.  Thrift stocks traded in narrow range in the first week of December, as investors awaited the outcome of the forthcoming Federal Reserve meeting.  The mid-December downturn in the broader market following the Federal Reserve’s decision to lower rates a quarter point was evidenced in the thrift sector as well.  In contrast to the broader stock market, thrift stocks continued to trade lower the day following the rate cut.  The weak housing market, as reflected by a sharp drop in home prices and a drop-off in mortgage application volume, along with inflation worries and predictions of massive write-downs that would be recorded in the fourth quarter were noted factors that depressed thrift stocks through the end of December.

The downward spiral in thrift stocks continued at the beginning of 2008, particularly the stocks of those institutions with significant exposure to the subprime mortgage market such as Countrywide and Washington Mutual.  Thrift stocks in general

IV.15

were also hurt by weak housing data and the growing prospects that the housing slump would continue throughout 2008.  News of a rise in mortgage delinquencies at Countrywide and rumors of Countrywide going into bankruptcy further contributed to the slide in thrift stocks heading into mid-January.  The announced acquisition of Countrywide by Bank of America had little impact on thrift stocks in general.  Earnings related worries depressed thrift stocks heading into the second half of January, reflecting expectations that more significant credit quality related losses would be a widespread factor in the fourth quarter earnings reports for thrift institutions in general.  Thrift stocks moved higher on the surprise rate cut by the Federal and then spiked higher along with the broader stock market the day following the rate cut.  Consistent with the broader stock market, thrift stocks traded lower at the end of the week.  For the balance of January and through most of February, thrift stocks generally paralleled trends in the broader market.  Financial stocks led the broader market lower at the end of February and into the first part of March, as worries about the health of key financial companies escalated.  Shares of thrift stocks were among the hardest hit, as investors dumped thrift stocks in conjunction with a sharp sell-off in the stocks of Fannie Mae and Freddie Mac amid fears that defaults would force them to raise more capital.  News of the Federal Reserve’s $200 billion liquidity program sent thrift stocks sharply higher heading into mid-March. Thrift stocks participated in the day-to-day swings experienced in the broader stock market during mid-March, as investors assessed the outlook for mortgage lenders in a slumping market for housing and the possibility of the economy going into recession.  The rebound in the stocks of Fannie Mae and Freddie Mac provided a healthy boost to thrift stocks heading into late-March, while troubling economic data and warnings of further write downs pulled thrift stocks lower along with the broader stock market at the close of the first quarter.

Thrift stocks surged higher in conjunction with the broader stock market at the start of the second quarter of 2008, as UBS and Lehman Brothers announced plans to bolster their capital to offset huge losses recorded from writing down troubled investments.  A weaker-than-expected employment report for March depressed thrift stocks in early-April, although thrift stocks bounced back on news that Washington Mutual was in discussions to raise $5 billion from private equity-led investors.  Thrift

IV.16

stocks drifted lower heading into mid-April in anticipation of first quarter earnings remaining depressed by more write downs on mortgages and mortgage-related securities.  Bargain hunting and some positive first quarter earnings events provided a modest boost to thrift stocks in late-April, while thrift stocks edged lower on news of the Federal Reserve rate cut at the end of April.  Calmer credit markets and a better-than-expected employment report for April were somewhat offset by a cut in Countrywide’s credit rating, as thrift stocks traded unevenly at the beginning of May.  Higher oil prices and more negative news reported by financial institutions pressured thrift stocks lower going into mid-May.  Thrift stocks edged higher along with the broader stock market heading into mid-May and then reversed course on inflation worries, higher oil prices and more weak data coming from the housing sector.    In late-May 2008 and early-June, thrift shares settled into a narrow trading range and then sold off along with the broader stock market on news of the spike in the May unemployment rate.  Thrift prices deteriorated further heading into mid-June on concerns of mounting credit-related losses as mortgage delinquencies and foreclosures continued to surpass record levels.  Following a mild rebound in mid-June, thrift shares tumbled lower at the end of the second quarter as financial shares were pummeled by downgrades by Wall Street analysts and second quarter profit worries.

The downturn in thrift stocks continued at the start of the third quarter of 2008, with projected second quarter losses becoming more widespread among thrift stocks.  Fannie Mae and Freddie Mac dropped to their lowest levels in more than 14 years, as concerns grew about their capital positions.  Thrift stocks rallied strongly  on comments by the Federal Reserve Chairman that outlined measures to shore up mortgage lending and help markets operate smoothly, but the one-day rally was quickly wiped out by fears about bank stability and the future of the mortgage market heading into mid-July.  Most notably, the sell-off in thrift shares was fueled by the failure of IndyMac Bancorp and growing concerns about the solvency of Fannie Mae and Freddie Mac.  The sell-off was followed by a sharp rebound in thrift stocks, as some major banks posted better-than-expected earnings and Freddie Mac considered a major stock sale that would have the potential to avoid implementation of a government rescue plan.  Weak data for June existing home sales re-ignited fears about the credit crunch and

IV.17

sent thrift stocks sharply lower in late-July.  Thrift stocks rebounded along with the broader financial sector at the end of July, with the upward momentum sustained into early-August as investors responded favorably to the outcome of the Federal Reserve meeting and its decision to hold the target rate steady.  Concerns of falling home prices resulting in more write-downs pushed thrift stocks lower in mid-August.  The downturn in thrift stocks sharpened during the second half of August on spreading credit quality problems in financial stocks and growing concerns that Fannie Mae and Freddie Mac would not be able to avoid a government bailout.  Thrift stocks rebounded in late-August on news that second quarter GDP growth was revised up from the initial estimate.  On August 29, 2008, the SNL Index for all publicly-traded thrifts closed at 869.9, a decrease of 43.4% from one year ago and a decrease of 17.8% year-to-date.

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The market for recent conversions has pulled back along with the thrift sector in general, with a number of the recent offerings being undersubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their

IV.18

IPO prices in initial after market trading activity.  No standard conversions have been completed during the past three months.  Home Federal Bancorp of Louisiana, which was seeking to complete a second-step conversion, terminated its offering on August 14, 2008 as stock orders were not sufficient to reach the minimum of the offering range.  As shown in Table 4.2, one mutual holding company offering was completed during the past three months.  Auburn Bancorp’s mutual holding company offering was closed at the minimum of the valuation range, raising gross proceeds of $2.3 million.  Auburn Bancorp’s mutual holding company offering closed at a pro forma P/TB ratio of 61.5%.  Based on closing stock market prices as of August 29, 2008, Auburn Bancorp’s stock price was 5.0% below its IPO price.

C.            The Acquisition Market

Also considered in the valuation was the potential impact on Bradford Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Maryland.  As shown in Exhibit IV-4, there were nine Maryland thrift acquisitions completed from the beginning of 2004 through August 29, 2008, and there are currently no acquisitions pending of a Maryland savings institution.  The  acquisition activity involving Maryland savings institutions may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Bradford Bancorp’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Bradford Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

IV.19

[Table 4.2 appears here]

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

IV.20

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks.  Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management.  Recent losses that have been reported by the Company have been related to deterioration in credit quality pursuant to an economic slowdown in the Company’s lending markets and non-operating losses incurred in connection with the termination of the Company’s prior attempt to convert that included a simultaneous acquisition of Patapsco Bancorp.

The returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.             Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Bradford Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions.  Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios.  Pursuant to the Cease and Desist Order that is expected to be issued to the Company, the Company’s operations will be subject to certain regulatory restrictions.  Comparatively, none of the Peer Group companies are currently operating under a regulatory enforcement action.  Accordingly, a slight downward adjustment has been applied for the effect of government regulation and regulatory reform.

IV.21

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight-to-Moderate Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Govt. Regs. and Regulatory Reform	Slight Downward

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•      P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  However, given that the Company’s reported and core earnings reflected a net loss for the twelve months ended June 30, 2008, the

IV.22

Company’s pro forma P/E multiples were not meaningful for purposes of comparison to the Peer Group’s P/E multiples.

•      P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  In deriving Bradford Bancorp’s valuation, RP Financial considered the P/B approach to be a highly valuable indicator of pro forma value since the P/E approach did not render meaningful P/E multiples for the Company.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•      P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 29, 2008, the pro forma market value of the Company’s conversion offering equaled $25,000,000 at the midpoint, equal to 2,500,000 shares at $10.00 per share.

1.             Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.    The Company’s reported earnings equaled a net loss of $6.3 million for the twelve months ended June 30, 2008.  In deriving Bradford Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate the $394,000 loss on sale of loans, the $2.0 million termination fee incurred in

IV.23

connection with terminated acquisition of Patapsco Bancorp and the $1.7 million of stock issuance costs incurred in connection with the terminated mutual-to-stock conversion transaction.  The evaluation of the Company’s core earnings also took into consideration the relatively high amount of loan loss provisions established during the twelve months ended June 30, 2008.  However, given the upward trend in Bradford Bancorp’s non-performing loans, particularly with respect to higher risk ADC loans, the amount of future loan loss provisions that may be established by the Company is highly uncertain at this time and, therefore, no adjustment was made to loan loss provisions in deriving the Company’s core earnings.  As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustments, the Company’s core earnings were determined to equal a net loss of $3.6 million for the twelve months ended June 30, 2008.  (Note:  see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income(loss)	$(6,335)
Add back: Loss on sale of loans(1)	260
Add back: Termination fee(1)	1,320
Add back: Stock issuance costs(1)	1,117
Core earnings estimate	$(3,638)

(1)   Tax effected at 34.0%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core earnings were negative throughout the valuation range and, therefore, the Company’s pro forma P/E multiples were not meaningful (‘NM”).  Comparatively, as shown in Table 4.3, the Peer Group’s average reported and core P/E multiples were 16.20 times and 17.85 times, respectively, and the Peer Group’s median reported and core earnings multiples were 12.55 times and 12.83 times, respectively.

2.             Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B

IV.24

[Table 4.3 appears here]

Public Market Pricing

Bradford Bancorp, Inc. and the Comparables

As of August 29, 2008

IV.25

ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value.  Based on the $25.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 42.52% and 51.18%, respectively.  In comparison to the average P/B and P/TB ratios for the Peer Group of 85.82% and 87.40%, the Company’s ratios reflected a discount of 50.5% on a P/B basis and a discount of 41.4% on a P/TB basis.  In comparison to the Peer Group’s median P/B and P/TB ratios of 80.58% and 85.23%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 47.2% and 40.0%, respectively.  At the top of the super range, the Company’s P/B and P/TB ratios equaled 49.78% and 58.55%, respectively.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 42.0% and 33.0%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 38.2% and 31.3%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value.  Furthermore, the discounts reflected under the P/B approach were also warranted by the pro forma net loss shown under the P/E approach

3.             Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $25.0 million midpoint of the valuation range, the Company’s value equaled 4.55% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 9.42%, which implies a discount of 51.7% has been applied to the Company’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 7.39%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 38.4%.

IV.26

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  In comparison to Auburn Bancorp’s fully-converted closing pro forma P/TB ratio of 60.2%, Bradford Bancorp’s P/TB of 51.18% reflects an implied discount of 15.0%.  As of August 29, 2008, Auburn Bancorp’s stock price closed 5.0% below its IPO price.  The most recent standard conversion offering completed, which did not include a simultaneous acquisition, was completed by Danvers Bancorp of Massachusetts on January 10, 2008.  Danvers Bancorp’s closing P/TB ratio was 82.3%.  In comparison to Danvers Bancorp’s closing pro forma P/TB ratio, the Company’s P/TB ratio of 51.18% at the midpoint value reflects an implied discount of 37.1% and at the top of the super range the discount narrows to 28.9% based on the Company’s pro forma P/TB ratio of 58.55%.  In addition to the stronger market for thrift stocks at the time of Danvers Bancorp’s conversion, other factors supporting Danvers Bancorp’s higher P/TB included the significantly larger size of the offering ($171.9 million gross proceeds), Danvers Bancorp was profitable (core P/E multiple of 29.9 times) and Danvers Bancorp maintained a significantly lower level of non-performing assets than the Company (non-performing assets equal to 0.31% of assets).  As of August 29, 2008, Danvers Bancorp’s stock closed 19.6% above its IPO price.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 29, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $25,000,000 at the midpoint, equal to 2,500,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $21,250,000 and a maximum value

IV.27

of $28,750,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,125,000 at the minimum and 2,875,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $33,062,500 without a resolicitation.  Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 3,306,250.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

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